UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Vericel Corporation

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):
☑	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

2022 Notice of Virtual
Annual Meeting of
Shareholders and
Proxy Statement

Message from the President and Chief Executive Officer

Dear Shareholder:

We are very pleased that Vericel delivered another year of strong revenue and operating cash flow growth in 2021 despite the continued impacts of COVID-19 throughout the year. The Company generated record total revenue for the year and delivered record product volumes and revenue for both MACI® and Epicel® in 2021. In addition to this strong revenue performance, the Company generated significant cash flow as we reported positive adjusted EBITDA for the fourth consecutive year and increased operating cash flow over 60% vs. 2020. Most importantly, our continued growth has helped more patients benefit from our innovative advanced cell therapy products as we pursue our passion of helping treat those suffering from cartilage and severe burn injuries.

MACI is the leading restorative cartilage repair product used by orthopedic surgeons to treat patients with large symptomatic focal cartilage defects in the knee. In its fifth year on the market, we continued to see significant growth in the MACI surgeon base with approximately 1,800 surgeons taking MACI biopsies in 2021, an increase of 20% from 2020. Overall biopsies increased by 30% in 2021, driven both by the growth in biopsy surgeons and higher penetration within each surgeon’s practice. MACI revenue grew 18% to $111.6 million in 2021, an increase of over 20% compared to pre-pandemic levels in 2019, while we estimate the overall cartilage repair market declined during that period. Our expectation is that MACI’s growth rate will increase in 2022, driven by continued growth in surgeons taking biopsies, further gains in penetration of surgical practices and improving biopsy conversion rates as we move beyond the significant COVID-19 impacts over the past two years. More broadly, given the potential $2 billion addressable market, the continued strength in MACI’s underlying growth drivers, and its strong reimbursement profile, we believe that MACI is well positioned to continue its strong growth trajectory in 2022 and beyond.

In addition, we continue to advance important lifecycle management initiatives for MACI. We expect to meet with the U.S. Food & Drug Administration (FDA) later this year to discuss the clinical development program for our custom arthroscopic delivery system, which we believe offers the potential to make MACI an even simpler and less invasive procedure for surgeons and patients and to expand the use of MACI for the treatment of cartilage defects in the knee. We also continue to advance our MACI ankle indication program, which we believe could increase our overall MACI addressable market to approximately $3 billion.

Epicel is a potentially life-saving product used by burn surgeons to treat patients with large total body surface area burns. Epicel revenue grew over 50% to $41.5 million in 2021. This strong performance was driven by growth in the number of burn centers using Epicel, an increase in the number of patients treated, and higher graft utilization per patient. We believe that this strength across key growth drivers will continue to help drive further pentetration into Epicel’s $200 million plus addressable market in the years ahead, given the significant opportunity to grow the number of centers using Epicel, and to continue to drive additional utilization within the current user base.

“Most importantly, our continued growth has helped more patients benefit from our innovative advanced cell therapy products as we pursue our passion of helping treat those suffering from cartilage and severe burn injuries.”
2022 Proxy Statement	1

Message from the President and Chief Executive Officer

In May 2019, we entered into exclusive license and supply agreements with MediWound Ltd. to commercialize NexoBrid® in North America. NexoBrid is a topically administered biologic product that enzymatically removes nonviable burn tissue, or eschar, in patients with deep partial- and full-thickness thermal burns within four hours of application and without harming viable tissue. NexoBrid is approved in the European Union and other international markets and has been designated as an orphan biologic in the United States. We remain on track for a resubmission of the NexoBrid Biologics License Application (BLA) to the FDA in mid-2022 which, if approved, would position NexoBrid for a potential commercial launch in the first half of 2023.

Extensive pre-commercialization activities are underway to support the planned launch of NexoBrid. In addition to the ongoing disease state awareness campaign, we continue to advance our commercial launch plans, including a number of brand development and market access initiatives. Our medical affairs team remains engaged with burn centers in training and educational initiatives through the NEXT expanded access protocol, which we believe will be important for NexoBrid, once approved, to potentially replace surgical excision as the standard of care for removing eschar in patients with severe burns.

Finally, we are very pleased to have announced plans earlier this year for a new state-of-the-art advanced cell therapy manufacturing and corporate headquarters facility in the Boston area. The new facility, which is expected to begin commercial manufacturing in 2025, will significantly increase our manufacturing capacity and demonstrates our confidence in the continued growth trajectory of MACI and Epicel in the years ahead. In addition, the campus that Vericel will be a part of is designed and operated in accordance with existing LEED Gold and Fitwel Level 2 certifications and we are very pleased to locate our new facility in a campus focused on developing and managing environmentally responsible real estate.

In 2021, Vericel recognized full-year revenue of $156.2 million, an increase of approximately 26% over 2020, which was consistent with our compounded annual revenue growth rate (CAGR) since we launched MACI in 2017. The Company also generated strong cash flow in 2021, reporting approximately $29 million in adjusted EBITDA and operating cash flow. As a result, we increased our cash and investments by approximately $29 million to $129 million at the end of 2021, further strengthening our balance sheet while enhancing our overall financial position and strategic flexibility moving forward.

Looking ahead, in addition to delivering top-tier revenue growth, which we expect to be in the 20%+ CAGR range over the next several years, we expect to further enhance our profitability profile by delivering on our financial goals of approximately 70% gross margins and an adjusted EBITDA margin of approximately 30%. Despite the challenges since early 2020, we enter 2022 in a stronger position than ever and we are confident in our ability to deliver on these goals. We would not be in this strong position without the dedication of our employees and the support of our collaborators and shareholders, and we thank all of you for your continued support.

Sincerely,

Dominick C. Colangelo

President and Chief Executive Officer

2

Notice of Virtual Annual Meeting of Shareholders

Dear Shareholder of Vericel Corporation:

You are cordially invited to attend the Virtual Annual Meeting of Shareholders of Vericel Corporation (the “Annual Meeting”), a Michigan corporation. The Annual Meeting will be held on Wednesday, April 27, 2022, at 9:00 a.m. Eastern Time, via a live audio webcast at www.virtualshareholdermeeting.com/VCEL2022. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by any shareholder at our offices in Cambridge, Massachusetts during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available for shareholders to view online at the time of the meeting.

Voting Items

Proposal		Board Voting Recommendation	For Further Details
1	To elect eight (8) directors, each to serve a term of one year expiring at the 2023 annual meeting	FOR each director nominee	Page 17
2	To approve, on an advisory basis, the compensation of our named executive officers	FOR	Page 37
3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	FOR	Page 58
4	To approve the adoption of our 2022 Omnibus Incentive Plan	FOR	Page 61

Shareholders will also consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

Sean C. Flynn

Senior Vice President, General Counsel and Secretary
Cambridge, Massachusetts
March 17, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE VERICEL 2022 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2022

The Notice of Virtual Annual Meeting of Shareholders, Proxy Statement, proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available at www.vcel.com by following the link for “Investor Relations.” To obtain more information concerning how to attend the Annual Meeting via the live audio webcast, please contact Vericel Corporation at (617) 588-5555.

Whether or not you plan to attend the Annual Meeting, please promptly complete your proxy as indicated above in order to ensure representation of your shares. For specific instructions on how to vote your shares, please review the instructions for each of these voting options as detailed in your Notice and in this Proxy Statement.

BACKGROUND

Date and Time April 27, 2022, at 9:00 a.m. Eastern Time

Location Via a live audio webcast at www.virtualshareholder meeting.com/VCEL2022

Who Can Vote You may vote at the Annual Meeting if you were a shareholder of record at the close of business on March 3, 2022

VOTING METHODS

Internet or Telephone Follow the instructions on your proxy card and on www.proxyvote.com

Mail Vote, sign and return the proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717

Online at the Annual Meeting

www.virtualshareholder meeting.com/VCEL2022

If you attend the Annual Meeting, you may vote during the meeting even if you have previously voted via the Internet, by telephone, or by returning your proxy card

2022 Proxy Statement	3

4

Proxy Overview

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Vericel Corporation (the “Board of Directors” or the “Board”), a Michigan corporation, for use at the Annual Meeting of Shareholders to be held on Wednesday, April 27, 2022, at 9:00 a.m. Eastern Time, via a live audio webcast at www.virtualshareholdermeeting.com/VCEL2022, or at any adjournments or postponements thereof. An Annual Report to Shareholders, containing financial statements for the year ended December 31, 2021, and this Proxy Statement are being made available to all shareholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to shareholders on or about March 17, 2022. Unless the context requires otherwise, references to “we,” “us,” “our,” and “Vericel” refer to Vericel Corporation.

This overview highlights certain information contained elsewhere in this Proxy Statement and does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. For more information about our business and 2021 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (“SEC”) on February 24, 2022.

2022 Proxy Statement	5

About Vericel

Advanced Therapies for the Sports Medicine and Severe Burn Care Markets

Vericel is a leader in advanced therapies for the sports medicine and severe burn care markets. We have a portfolio of highly innovative advanced cell therapies and specialty biologics that are focused on changing the standard of care for patients with cartilage damage and severe burns. We currently market two advanced cell therapy products in the United States, MACI® and Epicel®, which are approved and regulated by the FDA as combination biologic/device products, with the biologic component being the use of a patient’s own cells to repair damaged tissue and restore function. In line with our business development strategy to add products to our portfolio that are synergistic with our existing commercial business, in 2019 we added a complimentary product to our burn care franchise when we entered into exclusive license and supply agreements with MediWound Ltd. (“MediWound”) for North American rights to NexoBrid®, a biological orphan product for removing burn tissue, or eschar, in patients with severe thermal burns.

Our Products

Our lead product is MACI (autologous cultured chrondocytes on porcine collagen membrane), which we launched in 2017 for the treatment of cartilage defects in the knee. MACI is the leading restorative cartilage repair product in the sports medicine market and the only product approved by the FDA in its class. MACI is the first FDA-approved tissue-engineered cellularized scaffold product that uses a patient’s own cells and is indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee in adult patients. MACI is produced from a patient’s own cartilage cells, which are obtained from a biopsy of healthy cartilage, expanded and uniformly seeded onto a resorbable collagen membrane, and implanted into the cartilage defect through a minimally-invasive outpatient surgical procedure.

There are more than three-quarters-of-a-million knee cartilage repair surgical procedures performed each year in the U.S. Of these, approximately 315,000 patients are consistent with the current MACI label. Based on defect characteristics, doctors that have implanted MACI consider approximately 125,000 of these patients clinically appropriate for MACI. Approximately 60,000 of the eligible patients have larger lesions and are likely to secure insurance authorization for MACI, resulting in a potential market opportunity for MACI of more than $2 billion per year.

Epicel (cultured epidermal autografts), our second commercial product, is the only cultured epidermal autograft product approved by the FDA for the treatment of adult and pediatric patients with deep dermal or full-thickness burns greater than or equal to 30% of total body surface area. Epicel is a permanent skin replacement produced from a patient’s own skin cells, which are obtained from a small biopsy of healthy skin, expanded to form skin grafts, and placed onto the burn wound site.

Epicel is an important and potentially life-saving treatment option for patients with severe burns who may not be candidates for autografts due to the severity and extent of their burns. We estimate that there are approximately 600 surviving patients in the U.S. each year with full-thickness burns greater than 40% of total body surface area that are candidates for treatment with Epicel, representing a potential market opportunity of more than $200 million per year.

6

About Vericel

NexoBrid (concentrate of proteolytic enzymes enriched in bromelain), is a topically-administered biological orphan product candidate that enzymatically removes nonviable burn tissue, or eschar, in patients with deep partial- and full-thickness thermal burns within four hours of application, without harming viable tissue. NexoBrid is highly synergistic with our existing burn care franchise and we believe that, if approved, NexoBrid will provide burn surgeons with an important new treatment option with significant advantages over the current standard of care, surgical eschar removal, and significantly expand Vericel’s presence in the burn care market. We estimate that there are approximately 40,000 hospitalized burn patients in the U.S. each year, the majority of whom will require eschar removal, representing a potential market opportunity of over $200 million per year.

Vericel is continuing to work closely with MediWound and plans to resubmit the NexoBrid BLA to the FDA in mid-2022 seeking the approval of NexoBrid in the United States.

2022 Proxy Statement	7

About Vericel

Strong Performance Across Several Financial Measures in 2021 Despite the Continued Impact of the COVID-19 Pandemic

We believe that our highly innovative portfolio with significant barriers to entry will allow us to continue to generate sustained top-tier revenue growth in our large underpenetrated markets for many years. In addition, we believe that our business model, which is built on commercializing high-value products with concentrated call points, will continue to generate strong profits and operating cash flow in the years ahead.

Strong Track Record of Revenue and Profit Growth

Top-Tier Revenue Growth	Robust Profitability Profile

●	Multiple years of top-tier revenue growth
●	Diversified across two franchises
●	More than 12,000 patients treated with Vericel products
●	Converting strong revenue growth into cash flow generation
●	~$129 million in cash and investments as of 12/31/21
●	~1% Free Cash Flow yield

2021 FINANCIAL HIGHLIGHTS	2021 BUSINESS HIGHLIGHTS

●  Record full-year total net revenue

●  Record full-year net revenue for both MACI and Epicel

●  Gross margin of 68%

●  Non-GAAP adjusted EBITDA of $29.5 million*

●  Operating cash flow of $29 million

●  Approximately $129 million in cash and investments as of December 31, 2021, and no debt

●  Record product volumes for both MACI implants and Epicel grafts

●  Total net revenue growth of 26% for 2021, in line with the Company’s compounded annual growth rate since the launch of MACI in 2017

●  Achieved 20% growth in surgeons taking MACI biopsies and 30% growth in MACI biopsies for the year

●  Achieved over 30% growth in both Epicel biopsies and burn centers treating patients with Epicel for the year

●  Announced plans for a new state-of-the-art cell therapy manufacturing facility and corporate headquarters to support long-term growth

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net (loss) income (GAAP) to adjusted EBITDA, please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on page 75 of this Proxy Statement.

8

About Vericel

Track Record of Creating Significant Shareholder Value

We are pleased that our performance and execution on our strategic and operational goals over the past five years has translated into significant value for our shareholders. Indeed, between 2016 and 2020, an investment in our Company’s common stock has yielded a return of 1,189%, with a 27% return in 2021.

The graph above depicts the total shareholder return from December 31, 2016, through December 31, 2021, for (i) our common stock, (ii) the Nasdaq Composite Index (U.S.), and (iii) the Nasdaq Biotechnology Index. Pursuant to applicable SEC rules, all values assume reinvestment of the full amount of all dividends, however, no dividends have been declared on our common stock to date. The shareholder return shown on the graph above is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

2022 Proxy Statement	9

About Vericel

Corporate Governance Highlights

Board Independence and Composition

●  7 out of 8 directors are independent

7/8

independent
directors

●  2 out of 8 directors (25%) are women

2/8

female
directors

●  100% independent committee members

100%

independent
commitee members

●  Executive sessions of independent directors at each meeting

●  Board and committees may engage outside advisers independently of management

●  Independent Chairman of the Board with clearly delineated duties and robust authority

SPOTLIGHT ON OUR NEWEST DIRECTOR

Lisa Wright is President and Chief Executive Officer of Community Health Choice, Inc., a managed care organization with approximately 430,000 members and a provider community consisting of over 10,000 physicians and 100 hospitals in the greater Houston, Texas area. She is an accomplished healthcare executive with a track record of strong strategic, operations and financial performance across a number of leading healthcare organizations.

Ms. Wright brings to the Vericel Board key expertise in the payer and provider aspects of the healthcare system, which is bolstered by her deep understanding of healthcare economics and the full healthcare ecosystem. Her experiences will be valuable to Vericel as we continue our journey as a high-growth commercial business with multiple products and product candidates with varied reimbursement models.

Board Performance

Oversight Role

●  Oversight of key risk areas and certain aspects of risk management efforts, such as strategic plan development and execution, executive succession planning, cybersecurity, human capital management and the overall management process

●  Oversight of executive compensation programs to align with long-term strategies

Board and Committee Meetings Attendance

●  100% director attendance at our 2021 annual meeting of shareholders

●  All directors then in office attended at least 85% of the meetings of the Board during 2021

●  All directors then in office attended 100% of the meetings of the committees on which he or she served during 2021

Other Board Practices

●  Annual Board and committee self-evaluations

●  Board education on key topics, including Environmental, Social and Governance (“ESG”) issues and cybersecurity

Shareholder Rights

●  Annual election of directors

●  No shareholder rights plan or “poison pill” (Termination of pre-existing plan was unanimously approved by our Board during 2021)

Policies, Programs and Guidelines

●  Comprehensive Code of Conduct and Business Ethics

●  Policy preventing the hedging or pledging of our shares by directors and executive officers

●  Commitment to diversity of the Board in terms of specific skills and characteristics (including expertise, race, ethnicity and gender)

●  Adoption of robust Stock Ownership Guidelines for all officers and directors during 2021

●  Implementation of comprehensive Corporate Governance Guidelines during 2021

●  Implementation of a Compensation Clawback Policy in 2022 covering both cash and equity and allowing for recoupment of executive compensation if financial results are subsequently restated as a result of misconduct

10

About Vericel

Proposal 1: Election of Directors To elect eight (8) directors, each to serve a term of one year expiring at the 2023 annual meeting of shareholders. See page 17	The Board recommends a vote FOR each director nominee.

Board of Directors

2022 Proxy Statement	11

About Vericel

Board Snapshot

Independence	Age	Tenure

Skills and Experience

Prior Board Experience	Industry Experience
	BioPharma	Complex Biologics	Medical Technologies

Functional Expertise
CEO/GM	Marketing/Sales	Business Development	Finance

Research & Development	Chief Operating Officer	Technical Operations	Healthcare Operations

Payer

Shareholder Engagement

In 2021, our shareholder engagement included participation in multiple investor conferences and numerous individual investor meetings and calls on a variety of topics, such as business performance, Company strategy, and ESG matters.	Vericel greatly values the perspectives that we gain through direct engagement with our shareholders.

12

About Vericel

Proposal 2: Advisory Vote to Approve the Compensation of our Named Executive Officers To vote on an advisory resolution to approve the compensation of Vericel’s named executive officers. See page 37	The Board recommends a vote FOR this proposal

2021 Financial Performance

$156.2 million	68%	$41.5 million
Total net revenue, representing 26% year-over-year growth	Gross margin	Epicel net revenue, representing 51% year-over-year growth

$29.5 million*	$29 million	$129 million
Non-GAAP adjusted EBITDA	Operating cash flow generated during 2021	Cash and investments of as of December 31, 2021, and no debt

Executive Compensation Objectives and Philosophy

We have designed our executive compensation program to attract, retain and motivate the executive talent necessary to advance our business of developing and commercializing advanced therapies for the sports medicine and severe burn care markets and to increase shareholder value. Our compensation program is aligned with our business strategy and priorities, encourages executive officers to work for meaningful shareholder returns and reflects a pay-for-performance philosophy. It does not encourage our executive officers to assume excessive risks or result in excessive pay levels. We achieve our pay objectives by providing short-term cash bonuses tied to our annual financial, product development and operational goals and by granting long-term equity awards. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

●	To maintain a culture of “pay for performance”
●	To attract talented and experienced executives to join Vericel
●	To motivate, reward and retain executives whose knowledge, skills and performance are critical to our success
●	To ensure fairness among the executive management team by recognizing the contributions each executive makes to our success
●	To focus executive behavior on the achievement of our corporate mission and short-term and long-term corporate objectives and strategy
●	To align the interests of management and shareholders by providing management with longer-term incentives through equity ownership
*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net (loss) income (GAAP) to adjusted EBITDA, please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on page 75 of this Proxy Statement.

2022 Proxy Statement	13

About Vericel

Elements of Compensation

The primary components of our executive officer compensation program are: (i) annual base salary; (ii) annual non-equity incentive compensation, which is based on the achievement of specified Company goals; and (iii) long-term equity incentive compensation in the form of periodic stock option and restricted stock unit (“RSU”) grants, with the objective of aligning the executive officers’ long-term interests with those of our shareholders.

Element	Target Mix	Strategy and Performance Alignment
Base Salary		Base salaries are established in-part based on the individual experience, skills and expected contributions of our executives, their performance during the prior year, and a comparison of projected cash compensation against peer group benchmarks.
Annual Non-Equity Incentive Compensation		The determination of annual incentives for our executives is tied to achieving our financial targets, advancing our commercial and development-stage products, accomplishing operational goals, and advancing ESG initiatives.
Long-Term Equity Incentive Compensation		Long-term incentive compensation aligns employees with shareholders and further incentivizes our executive officers to drive stock price growth and allows them to share in any appreciation in the value of our common stock.

14

About Vericel

Performance Against Our Metrics

Our Goals	Our Metrics	Our Performance
	Generate total net revenue of $173.0 million	●	Total net revenue fell short of our goal, largely as a result of disruptions caused by the COVID-19 pandemic, including periodic restrictions on the performance of elective surgical procedures, healthcare staffing shortages, and disruptions to the overall healthcare infrastructure throughout the United States during 2021
	Achieve budget expense target of $131.4 million	●	Budget expense target achieved in 2021 as the result of Company’s continued fiscal discipline, and resulting in the generation of $29 million in operating cash flow

	Achieve budgeted MACI surgeon engagement goals of increasing number of biopsy surgeons and biopsies per surgeon	●	Partially achieved biopsy surgeon goals
	Complete MACI, Epicel and NexoBrid long-term brand development initiatives	●	Exceeded target with respect to brand development initiative goals
	Obtain FDA approval of NexoBrid BLA	●	NexoBrid approval goal not achieved, with BLA resubmission to FDA planned for mid-year 2022

	Complete manufacturing facility and key manufacturing/IT efficiency improvement initiatives	●	Achieved manufacturing facility and key manufacturing/IT efficiency improvement initiatives at target

	Complete ESG goals	●	Achieved ESG goals during 2021 at target

	Execute high-quality business development transaction	●	Company chose not to execute any business development transaction during 2021

Governance Features of Our Executive Compensation Program

WHAT WE DO	WHAT WE DON’T DO

  Design executive compensation to align pay with performance

  Balance short- and long-term incentive compensation to incentivize achievement of short- and long-term goals

  Retain an independent compensation consultant reporting directly to the Compensation Committee

  Provide shareholders with an annual say-on-pay vote

  Prohibit short-sales, hedging, pledging or other inherently speculative transactions by our directors and employees (including our executives) (for more information, please see our Special Trading Procedures for Insiders, available at www.vcel.com)

  Conduct competitive benchmarking of our executive compensation program against the market

  Effective as of April 2021, maintain robust stock ownership guidelines that apply to our directors and named executive officers

  Effective as of March 2022, maintain a compensation clawback policy, which covers both cash and equity and allows for recoupment of executive compensation if financial results are subsequently restated as the result of misconduct

  No excessive perquisites

  No tax gross-ups on executive perquisites or on executive severance or change-in-control benefits

  No single-trigger change-in-control benefits

  Do not provide supplemental company-paid retirement benefits

  Our equity plan does not permit “evergreen” replenishment of shares

  Do not provide dividends or dividend equivalents on unearned equity awards

  Do not reprice stock options without prior shareholder approval

2022 Proxy Statement	15

About Vericel

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.

  See page 58

The Board recommends a vote FOR this proposal.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as Vericel’s independent registered public accounting firm to audit the consolidated financial statements of Vericel for the fiscal year ending December 31, 2022. PwC has acted in such capacity since its appointment in fiscal year 1996.

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2021 by PwC, our independent registered public accounting firm for that period, to ensure the firm maintains its independence. The following table sets forth the aggregate fees accrued by Vericel for the fiscal years ended December 31, 2020 and 2021, respectively, for PwC:

Name	Fiscal Year Ended December 31, 2020 ($)		Fiscal Year Ended December 31, 2021 ($)
Audit Fees	991,000	(1)	1,215,608	(1)
Audit Related Fees	—		—
Tax Fees	20,893	(2)	—	(2)
All Other Fees	2,000	(3)	2,700	(3)
Total	1,013,893		1,218,308
(1)	The Audit Fees for the years ended December 31, 2020 and 2021 were for professional services rendered for the audits and reviews of the consolidated financial statements of Vericel, professional services rendered for issuance of consents, comfort letters, assistance with review of documents filed with the SEC and out-of-pocket expenses incurred.
(2)	The Tax Fees were for professional tax consulting services rendered.
(3)	All other Fees represent an annual license fee for technical accounting research software and the use of accounting disclosure checklists.

Proposal 4: To Approve the Adoption of our 2022 Omnibus Incentive Plan

The Board of Directors recommends that Vericel shareholders approve the adoption of our 2022 Omnibus Incentive Plan, which is intended to provide flexibility to the organization in its ability to motivate, attract, and retain the services of directors, officers, and employees upon whose judgment, interest, and special effort the successful conduct of Vericel’s operations are largely dependent.

  See page 61

The Board recommends a vote FOR this proposal.

16

Corporate Governance

Proposal 1: Election of Directors The Board of Directors recommends that shareholders vote FOR the election of each nominee.

Overview

The Vericel Board of Directors provides oversight of, and strategic guidance to, our Company’s senior management. The core responsibility of a director is to fulfill his or her duties of care and loyalty and otherwise exercise his or her business judgment in the best interests of the Company and its shareholders. The Board is responsible for overseeing the Company’s officers, including the President and Chief Executive Officer, and for ensuring that management advances the interests of the shareholders through the operation of the Company’s business. The Board recognizes that it is management’s responsibility to carry out the policies and strategies approved by the Board and to manage and carry out the operation of the Company’s business. Our Board is committed to legal and ethical conduct in fulfilling its responsibilities and it expects all directors, as well as officers and employees of the Company, to adhere to Vericel’s Code of Business Conduct and Ethics, a copy of which is available on the Company’s website.

Throughout 2021, our Board was keenly focused on its commitment to important ESG initiatives and bolstering the Company’s overall corporate governance framework. This past year the Board continued its practice of receiving robust education from outside experts on ESG topics specific to the biotechnology industry and, for the first time, approved and oversaw the accomplishment of a set of ESG-related goals for our management team. Management executed on those objectives, which were focused on diversity and inclusion at both the Board and Company level and the enhancement of the Board’s policies and procedures. Our Board has designated the Governance and Nominating Committee (the “Governance Committee”) to periodically review and oversee management of the Company’s strategy, initiatives, risks, opportunities and related reporting with respect to significant ESG matters.

Building on its longstanding commitment to diversity at all levels of the organization, after an extensive nationwide search the Vericel Board refreshed its ranks during 2021 with the addition of a new diverse director, Lisa Wright. Ms. Wright is President and Chief Executive Officer of Community Health Choice, Inc., a managed care organization in the greater Houston, Texas area. She is an accomplished healthcare executive with a track record of strong strategic, operations and financial performance across a number of leading healthcare organizations. She brings to the Vericel Board key expertise in the payer and provider aspects of the healthcare system, and her experiences will be valuable to Vericel as we aim to continue to be a high-growth commercial business with multiple products and product candidates with varied reimbursement models. During 2021, Vericel also established a Company-wide Diversity and Inclusion Advisory Committee with a mandate to integrate best practices for diversity, equity and inclusion into corporate initiatives, policies and programs throughout the organization.

This past year our Board also focused on enhancing our governance policies for the benefit of shareholders. In February 2021, the Board unanimously approved the termination of the Company’s pre-existing shareholder rights agreement, commonly referred to as a “poison pill.” The Board also implemented comprehensive Corporate Governance Guidelines, which clarify for our investors the leadership exercised by each of the Board’s standing committees and their chairpersons and which serve as a flexible framework within which the Board conducts its oversight of our organization. Additionally, in furtherance of its belief that the Company’s senior leadership should have a meaningful ownership stake in the Company, in 2021 the Board adopted formal stock ownership guidelines for named executive officers and non-employee directors, which serve to further solidify the alignment of interests between senior leadership and our shareholders.

Our Company’s Bylaws provide that the Board of Directors will consist of not less than five nor more than nine members, as fixed from time-to-time by a resolution of the Board, and that all directors will be elected annually. The Board currently consists of eight (8) directors. The persons named below as nominees for director will, if elected, each serve a term of one year expiring at the 2023 annual meeting of shareholders or until their successors are elected and qualified.

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Corporate Governance

Vote Required

The affirmative vote of a plurality of the total shares of common stock entitled to vote and represented in person or by proxy is required for the election of each of the nominees. It is the intention of the persons named as proxies to vote such proxy FOR the election of all nominees, unless otherwise directed by the shareholder. The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board may recommend in place of such nominee.

Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of a plurality.

Board’s Skills and Experience

Selection of Directors

The Company regularly examines the experience and expertise of our Board as a whole to ensure alignment between the Board’s abilities and our strategic priorities and long-range plan. We seek directors who will bring to the Board a deep and wide range of experiences in the business world and diverse problem-solving talents. The Company believes that the Board should represent an appropriate and relevant mix of skills, industry experience, backgrounds, ages and diversity (inclusive of race, gender and ethnicity). Typically, directors will be individuals who have demonstrated high achievement in business or another field, enabling them to provide strategic support and guidance to the Company. Particular areas of expertise include corporate strategy and development, commercial sales and marketing, commercial operations and execution, research and development, technical operations, familiarity with manufacturing biotechnology and medical device products, knowledge of the legal and compliance issues facing the life science industry, experience concerning the policies and procedures of public and private payers in the medical technology and biopharmaceutical space, corporate finance, financial and/or accounting expertise, organizational leadership, development and management, public company management and disclosure, and corporate risk assessment and prior experience in the medical technology, biopharmaceutical and complex biologics industries.

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Corporate Governance

All of our director nominees exhibit high integrity, sound business judgment, innovative thinking, collegiality and a knowledge of corporate governance requirements and practices. As a group, our director nominees bring a balance of relevant skills and experience to our boardroom, including those listed below:

	Robert L. Zerbe, M.D.	Dominick C. Colangelo	Heidi Hagen	Alan L. Rubino	Kevin F. McLaughlin	Steven C. Gilman, Ph.D.	Paul K. Wotton, Ph.D.	Lisa Wright
Prior BOD Experience
Industry Experience
Medical Technologies
BioPharma
Complex Biologics
Payer
Healthcare Operations
Functional Expertise
CEO/GM
Finance
Chief Operating Officer
Marketing/Sales
Research and Development
Technical Operations
Business Development
Geography
North America
Asia/Middle East
Europe
Demographics
Age	71	58	53	67	65	69	61	47
Tenure	2006	2013	2013	2005	2015	2015	2015	2021
Male/Female	M	M	F	M	M	M	M	F

Board Diversity Matrix (As of January 21, 2022)

Total Number of Directors: 8

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Directors who are Military Veterans: 0

Directors with Disabilities: 0

Directors who Identify as Middle Eastern: 0

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Corporate Governance

Director Nominees for Election at the 2022 Annual Meeting of Shareholders

The biographical description below for each director nominee includes the specific experiences, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of Vericel.

Age: 71 Director Since: 2006 Other Current Public Company Directorships: None Vericel Board committee(s): Audit Committee	Robert L. Zerbe, M.D. Independent Chairman of the Board Retired Chief Executive Officer, QUATRx Pharmaceuticals Company

PROFESSIONAL HIGHLIGHTS

Robert L. Zerbe, M.D. has served as a director of Vericel since January 2006 and as the Chairman of our Board of Directors since October 2012. Until July 2016, Dr. Zerbe served as the Chief Executive Officer of QUATRx Pharmaceuticals Company, a venture-backed drug development company which he co-founded in 2000. Prior to his role at QUATRx, Dr. Zerbe held several senior executive management positions with major pharmaceutical companies, including Eli Lilly and Company (from 1982 to 1993) and Pfizer (formerly Parke-Davis) (from 1993 to 2000). During his tenure at Eli Lilly, Dr. Zerbe’s clinical research and development positions included Managing Director, Lilly Research Center U.K., and Vice President of Clinical Investigation and Regulatory Affairs. He joined Parke-Davis in 1993, becoming Senior Vice President of Worldwide Clinical Research and Development. In that capacity, he led the clinical development programs for a number of key products, including Lipitor and Neurontin.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Dr. Zerbe also serves on the board of directors of Metabolic Solutions Development Company and Cirius Therapeutics, both private companies focusing on metabolic diseases.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Dr. Zerbe received his M.D. from Indiana University School of Medicine, and has completed post-doctoral work in internal medicine, endocrinology and neuroendocrinology at Indiana University and the National Institutes of Health. The Board of Directors believes Dr. Zerbe’s qualifications to serve on our Board include his senior management positions at major pharmaceutical companies and his clinical development experience.

Age: 58 Director Since: 2013 Other Current Public Company Directorships: Trevi Therapeutics, Inc. Vericel Board committee(s): None	Dominick C. Colangelo President and Chief Executive Officer, Vericel

PROFESSIONAL HIGHLIGHTS

Dominick C. Colangelo has served as a director and as Vericel’s President and Chief Executive Officer since March 2013. Mr. Colangelo has more than 20 years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly, Mr. Colangelo held positions as Director of Strategy and Business Development for Eli Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Mr. Colangelo also serves on the board of directors of Trevi Therapeutics, Inc., a publicly-traded clinical-stage biopharmaceutical company focused on the development and commercialization of treatments for serious neurologically-mediated conditions. Mr. Colangelo is a member of both the Audit and Compensation Committees of the Trevi Therapeutics board.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Mr. Colangelo received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with honors, from the Duke University School of Law. The Board of Directors believes Mr. Colangelo’s qualifications to serve on our Board of Directors include his significant contributions within the biopharmaceutical industry, as well as the experiences developed through his legal and accounting backgrounds.

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Corporate Governance

Age: 53 Director Since: 2013 Other Current Public Company Directorships: None Vericel Board committee(s): Compensation and Governance and Nominating (Chair) Committees	Heidi Hagen Independent Chief Technical Officer, Sonoma Biotherapeutics

PROFESSIONAL HIGHLIGHTS

Heidi Hagen has been a member of the Vericel Board of Directors since 2013. She has extensive experience in operations management and commercializing innovative technologies, including more than 20 years in the cell and gene therapy industries. Currently, Ms. Hagen serves as Chief Technical Officer of Sonoma Biotherapeutics, a privately-held company leading the development of adoptive TREG cell therapies for autoimmune and inflammatory diseases. She also serves on the board of directors of Obsidian Therapeutics, a privately-held company dedicated to developing novel cell and gene therapies. From 2019 to 2021, she sat on the board of directors of Ziopharm Oncology, Inc., a publicly-traded company developing immune-oncology gene and cell therapies. She also served as Ziopharm’s interim CEO during 2021. Ms. Hagen is also co-founder and former Chief Strategy Officer of Vineti, Inc., a software platform company for cell and gene therapy supply chain management. Formerly, Ms. Hagen served as Global Chief Operating Officer at Sotio LLC, a biotechnology company developing new therapies for the treatment of cancer and autoimmune diseases using its immunotherapy platform and proprietary cell-based technologies, and as Vice President of Operations for Dendreon Corporation. She began her career at Immunex Corporation where she held positions in drug development, supply chain and operations.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

In addition to previously serving on the Ziopharm Oncology board of directors, Ms. Hagen previously served as a member of the board of directors of Lykan Biosciences, a privately-held company focused on cell and gene manufacturing.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Ms. Hagen earned a B.S. in cell and molecular biology, M.S. in bioengineering, and M.B.A. at the University of Washington. The Board of Directors believes Ms. Hagen’s qualifications to serve on our Board include her leadership roles in the biotechnology industry in a wide range of positions, as well as her significant expertise in manufacturing, quality and other technical operations in the biotechnology and pharmaceutical space.

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Corporate Governance

Age: 67 Director Since: 2005 Other Current Public Company Directorships: None Vericel Board committee(s): Audit and Compensation (Chair) Committees	Alan L. Rubino Independent Former Chief Executive Officer, Emisphere Technologies, Inc.

PROFESSIONAL HIGHLIGHTS

A Vericel Board member since 2005, Alan Rubino possesses a wealth of experience spanning nearly 40 years across a multitude of disciplines within the biotechnology and pharmaceutical industries. He recently served seven years as CEO of Emisphere Technologies, Inc., a successful publicly-held drug delivery company, which was acquired by Novo Nordisk for $1.8B. He also was President and CEO of RenovaCare, a publicly held biotechnology company, as well as CEO and co-founder of New American Therapeutics, Inc., which acquired Denavir from Novartis. New American was subsequently sold to Renaissance Pharma, LLC for a 49% IRR to investors. Prior to that, he was CEO and a co-founder of Akrimax Pharmaceuticals, LLC, where he in-licensed Tirosint from IBSA Institut Biochimique SA for the U.S. market. Mr. Rubino also spent 24 years with Roche where he served as a member of the U.S. executive committee for ten years and presided over 30 product launches and brand marketing execution plans and had leading roles in the acquisitions of Syntex Labs and Boehringer-Mannheim. Throughout his career, Mr. Rubino has provided enterprise-wide leadership over corporate, marketing, sales, business operations, supply chain and human resource management functions.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Mr. Rubino has previously served on the boards of directors of numerous public and privately-held organizations, including SANUWAVE Health, Inc. and Genisphere, Inc., a privately-held company that provides a nanotechnology platform for targeted drug delivery. Since 2021, Mr. Rubino has served as the chairman of the board of directors of AMO Pharma Limited, a privately-held UK-based company developing therapies for rare genetic disorders including congenital myotonic dystrophy.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Mr. Rubino received a B.A. degree in economics from Rutgers University with a minor in biology/chemistry and also completed post-graduate educational programs at the University of Lausanne and Harvard Business School. The Board of Directors believes Mr. Rubino’s qualifications to serve on our Board include his financial acumen as well as his leadership roles in the life sciences industry in a wide range of positions, including those focused on sales and marketing and SEC matters. Additionally, Mr. Rubino possesses significant expertise in human resources, compensation and business development matters.

Age: 65 Director Since: 2015 Other Current Public Company Directorships: Stealth Biotherapeutics Corp. Vericel Board committee(s): Audit (Chair) Committee	Kevin F. McLaughlin Independent Former Senior Vice President, Chief Financial Officer and Treasurer, Acceleron Pharma Inc.

PROFESSIONAL HIGHLIGHTS

Kevin F. McLaughlin has served as a Vericel Board member and the chair of its Audit Committee since 2015. Between 2010 and 2021, Mr. McLaughlin served as Senior Vice President, Chief Financial Officer and Treasurer of Acceleron Pharma Inc. prior to its acquisition by Merck & Co., Inc. in December 2021. Previously, he served as Senior Vice President and Chief Financial Officer of Qteros, Inc., a cellulosic biofuels company. He also was Chief Operating Officer and a director of Aptius Education, Inc., a publishing services company, which he co-founded in 2007. From 1996 through 2007, Mr. McLaughlin held several executive positions with PRAECIS Pharmaceuticals, Inc. He joined PRAECIS as their first Chief Financial Officer and later became Chief Operating Officer, and then President and Chief Executive Officer, while serving as a member of the board of directors. In this capacity, he was responsible for negotiating the sale of the company to GlaxoSmithKline. He began his career in senior financial roles at Prime Computer and Computervision Corporation.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Mr. McLaughlin is a member of the board of directors and Chairman of the audit committee of Stealth Biotherapeutics Corp.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Mr. McLaughlin received a B.S. in business from Northeastern University and an M.B.A. from Babson College. The Board of Directors believes Mr. McLaughlin’s qualifications to serve on our Board include his leadership roles in the biopharmaceutical industry in a wide range of positions and his expertise handling financial and accounting matters.

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Corporate Governance

Age: 69 Director Since: 2015 Other Current Public Company Directorships: ● ContraFect Corporation ● SCYNEXIS, Inc. ● Akebia Therapeutics, Inc. Vericel Board committee(s): Compensation Committee	Steven C. Gilman, Ph.D. Independent Retired Chairman and Chief Executive Officer, ContraFect Corporation

PROFESSIONAL HIGHLIGHTS

Steven C. Gilman, Ph.D., a director since January 2015, served as the Chairman of the board of directors and Chief Executive Officer of ContraFect Corporation until his retirement in April 2019. He previously served as the Executive Vice President, Research & Development and Chief Scientific Officer at Cubist Pharmaceuticals from September 2010 until its acquisition by Merck & Co. in January 2015. Prior to joining Cubist, Dr. Gilman served as Chairman of the board of directors and Chief Executive Officer of ActivBiotics, Inc., a privately-held biopharmaceutical company, from March 2004 to October 2007. Previously, Dr. Gilman worked at Millennium Pharmaceuticals, Inc., where he held a number of senior leadership roles, including Vice President and General Manager, Inflammation. Prior to Millennium, he was Group Director at Pfizer Global Research and Development and has also held scientific, business, and academic appointments at Wyeth Pharmaceuticals, Inc., Cytogen Corporation, Temple Medical School, and Connecticut College.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Dr. Gilman currently serves on the boards of directors of ContraFect Corporation, SCYNEXIS, Inc. and Akebia Therapeutics, Inc., and previously served on the board of directors of Momenta Pharmaceuticals, Inc. Dr. Gilman has also served on the board of directors of the Massachusetts Biotechnology Association and held advisory roles on the Penn State University biotechnology board and the Northeastern University drug discovery board.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Dr. Gilman received his B.A. in microbiology from Miami University of Ohio and Ph.D. and M.S. degrees in microbiology from Pennsylvania State University. Dr. Gilman performed his post-doctoral training at Scripps Clinic and Research Foundation. The Board of Directors believes Dr. Gilman’s qualifications to serve on our Board include his leadership roles in the biopharmaceutical industry in a wide range of positions.

Age: 61 Director Since: 2015 Other Current Public Company Directorships: Cynata Therapeutics Limited Vericel Board committee(s): Governance and Nominating Committee	Paul K. Wotton, Ph.D. Independent Chief Executive Officer, Obsidian Therapeutics, Inc.

PROFESSIONAL HIGHLIGHTS

Paul K. Wotton, Ph.D., a director since January 2015, currently serves on the board of directors and is the Chief Executive Officer of Obsidian Therapeutics, Inc., a position he has held since April 2019. Previously, he was the founding President and Chief Executive Officer of Sigilon Therapeutics, Inc., a cell therapeutics company started in May 2016. Prior to that, he served as the President and Chief Executive Officer and as a member of the board of directors of Ocata Therapeutics, Inc. from July 2014 until its acquisition by Astellas Pharma US, Inc. in February 2016, where he also served as the Co-Chairman of the Integration Management Office from February 2016 until May 2016. Prior to Ocata, Dr. Wotton served as President and Chief Executive Officer and as a member of the board of directors of Antares Pharma, Inc. from October 2008 to June 2014. Prior to joining Antares, Dr. Wotton was the Chief Executive Officer of Topigen Pharmaceuticals. Prior to Topigen, he was the Global Head of Business Development of SkyePharma PLC. Earlier in his career, Dr. Wotton held senior level positions at Eurand International BV, Penwest Pharmaceuticals, Abbott Laboratories and Merck, Sharp and Dohme.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Dr. Wotton serves as a member of the board of directors of Cynata Therapeutics Limited and, previously, was a member of the board of directors and Chairman of the compensation committee of Veloxis Pharmaceuticals A/S, until its acquisition by Asahi Kasei in January 2020. Dr. Wotton is also past Chairman of the Emerging Companies Advisory Board of BIOTEC Canada and was named Ernst & Young Entrepreneur of the Year for Life Sciences, New Jersey, in 2014.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Dr. Wotton received his Bachelor’s in Pharmacy, with honors, from University College London, his Ph.D. in pharmaceutical sciences from the University of Nottingham and his M.B.A. from Kingston Business School. The Board of Directors believes Dr. Wotton’s qualifications to serve on our Board of Directors include his leadership roles in the life sciences industry in a wide range of positions.

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Corporate Governance

Age: 47 Director Since: 2021 Other Current Public Company Directorships: None Vericel Board committee(s): Governance and Nominating Committee	Lisa Wright Independent President and Chief Executive Officer, Community Health Choice, Inc.

PROFESSIONAL HIGHLIGHTS

A member of the Vericel Board of Directors since 2021, Lisa Wright is President and Chief Executive Officer of Community Health Choice, Inc., a position she has held since May 2020. Community Health Choice is a local, non-profit, Managed Care Organization (MCO), offering Children’s Medicaid (STAR), CHIP (Children’s Health Insurance Plan) and DSNP (Dual Special Needs Plan), and is a participant in the Health Insurance Marketplace. Ms. Wright oversees all aspects of the company located in Houston, Texas. Before joining Community Health Choice, Ms. Wright served as North Regional Medicare President for WellCare Health Plans from 2018 to 2020, where she was responsible for directing and leading the execution of business strategies for a billion dollar plus region that included New York, New Jersey, Connecticut, Maine, Kentucky, North Carolina, and New Hampshire.

Prior to WellCare, Ms. Wright held several positions at UnitedHealthcare between 2014 and 2018, including President of the Dual Special Needs Plan, Medicare-Medicaid Plan and Nursing Facilities lines of business in Texas. In that capacity, she was responsible for the strategic direction that led to double-digit growth in revenue, risk-adjustment optimization and overall operational excellence. Ms. Wright began her career in a variety of roles of increasing responsibility at Anthem.

OTHER LEADERSHIP POSITIONS AND EXPERIENCES

Ms. Wright currently serves on the boards of directors of several non-profit organizations in the greater Houston area.

QUALIFICATIONS OF PARTICULAR RELEVANCE TO VERICEL

Ms. Wright received a B.A. in Communication from the University of Kentucky and a M.B.A. from the University of Maryland. The Board of Directors believes Ms. Wright’s qualifications to serve on our Board include her strong strategic, operational and financial performance across a number of leading healthcare organizations as well as her deep expertise in the payer and provider aspects of the healthcare system.

Identifying and Evaluating Candidates for Director

The Governance Committee evaluates and recommends to the Board of Directors the nominees for each election of directors. Both the Governance Committee and the Board use a variety of methods for identifying and evaluating such nominees, and the Governance Committee, in consultation with the Chairman and other Board members, regularly assesses the composition of the Board and each committee to evaluate their effectiveness and whether or not changes should be considered. The full Board annually determines the diversity of specific skills and characteristics that could improve the overall quality and ability of the Board to carry out its oversight of the Company and other functions.

The Governance Committee’s goal is to assemble a Board of Directors that brings to Vericel a variety of perspectives and skills derived from high quality business and professional experience, while considering the appropriate size of both the Board and its committees. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds. In general, the Governance Committee seeks director nominees with the talents and backgrounds that provide the Board with an appropriate mix of knowledge, skills and experience for the needs of Vericel’s business. There are no stated minimum criteria for director nominees, and the Governance Committee may consider such other factors as it deems are in the best interests of Vericel and its shareholders. In general, and given Vericel’s position as a leader in the biotechnology and medical technology space, the Board believes it should be comprised of persons with skills and experience in areas such as:

●	Corporate strategy and development
●	Commercial sales and marketing
●	Commercial operations and execution
●	Research and development
●	Technical operations
●	Manufacturing of biotechnology and medical device products
●	Knowledge of the legal and compliance issues facing the life science industry
●	Experience concerning the policies and procedures of public and private payers in the medical technology and biopharmaceutical space
●	Corporate finance
●	Financial and/or accounting expertise and experience with regulatory and SEC requirements applicable to public companies

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Corporate Governance

●	Organizational leadership, development and management
●	Public company management and disclosure
●	Corporate risk assessment, management, and prior experience in the medical technology, biopharmaceutical and complex biologics industries

The Governance Committee also actively seeks out highly-qualified diverse candidates. In February 2020, the Board formalized its longstanding practice of considering women and minority candidates for open director positions by amending the Charter of the Governance Committee and its Director Nominations Policy to clearly state that in filling each open director position the Governance Committee will endeavor to actively seek out highly-qualified diverse candidates (including diversity on the basis of gender, race and ethnicity) to include in the pool from which director nominees are chosen. Additionally, in situations where the Governance Committee engages a third-party search firm to assist in a Board member search, the policy requires that the search firm actively seek out highly qualified female and racially/ethnically diverse candidates, as well as individuals with diverse backgrounds, skills and experiences, to include in the candidate pool. The Board most recently added a member in 2021, when it conducted a nationwide search for a new director that resulted in the appointment of Lisa Wright on June 1, 2021.

The Governance Committee recognizes that under applicable regulatory requirements at least one member of the Board of Directors must, and believes that it is preferable that more than one member of the Board of Directors should, meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the Board must meet the definition of “independent director” under the Nasdaq listing standards or the listing standards of any other applicable self-regulatory organization that Vericel is subject to or governed by. The Governance Committee also believes that it is appropriate for at least one member of Vericel’s management to participate as a member of the Board.

The Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board of Directors that is up for re-election at an upcoming annual meeting of shareholders does not wish to continue in service, the Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Governance Committee and the Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. If the Governance Committee believes that the Board requires additional candidates for nomination, the Governance Committee may explore alternative sources for identifying additional candidates. This may include engaging, as appropriate, a third-party search firm to assist in identifying qualified candidates.

Shareholder Recommendations

The Governance Committee will evaluate any recommendation for director nominees proposed by a shareholder who (i) has continuously held at least 1% of the outstanding shares of our common stock entitled to vote at the annual meeting for at least one year by the date the shareholder makes the recommendation, and (ii) undertakes to continue to hold the common stock through the date of the meeting. In order to be evaluated in connection with Vericel’s established procedures for evaluating potential director nominees, any recommendation for a director nominee submitted by a qualifying shareholder must be received by Vericel no later than 120 days prior to the anniversary of the date proxy statements were made available to shareholders in connection with the prior year’s annual meeting. Any shareholder recommendation for a director nominee must be submitted to the General Counsel and Secretary, in writing, at 64 Sidney St., Cambridge, Massachusetts 02139, and must contain the following information:

●	A statement by the shareholder that he/she is the holder of at least 1% of our common stock and that the stock has been held for at least one year prior to the date of the submission and that the shareholder will continue to hold the shares through the date of the annual meeting
●	The candidate’s name, age, contact information and current principal occupation or employment
●	A description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including the candidate’s principal occupation and employment and the name and principal business of any corporation or other organization at which the candidate was employed
●	The candidate’s resume

The Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying shareholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed director and officer questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

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Corporate Governance

Board’s Role and Responsibilities

Overall Role of the Board of Directors

The Board is elected by the shareholders to oversee their interests in the long-term success of the Company. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareholders. The core responsibility of a director is to fulfill his or her duties of care and loyalty and to otherwise exercise sound business judgment in the best interests of Vericel and its shareholders. The Board oversees the proper safeguarding of the Company’s assets, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. The Board selects the Chief Executive Officer and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Key Responsibilites of the Board

Oversight of Corporate Strategy	Oversight of Risk Management	Human Capital Management

●  The Board oversees and monitors strategic and long-range planning

●  The Board and its committees routinely engage with senior management on critical business matters that are tied to the Company’s long-term strategy

●  Senior management is tasked with executing business strategy and providing regular updates to the Board

●  The Board oversees risk management

●  The Board’s individual committees play key roles in monitoring and managing risk areas particular to Vericel’s core business

●  Senior management is charged with managing risk, through the development and implementation of robust internal processes and effective internal controls

●  The Board oversees the creation and retention of a talented employee base

●  The Board maintains responsibility for succession planning for the CEO and other key members of the senior management team

●  The Board, through the Governance Committee, oversees management of the Company’s strategy, initiatives, opportunities and reporting on material ESG matters, including diversity and inclusion

Oversight of Corporate Strategy

Our Board actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities and corporate development opportunities. Our Board also reviews and approves strategic transactions, including significant investments, acquisitions and collaborations. At the Board and committee meetings and throughout the year, our Board regularly receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. The Board’s independent directors also hold regularly scheduled executive sessions at which strategic matters are discussed.

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Corporate Governance

Board’s Role in Risk Management/Oversight

Vericel management is responsible for assessing and managing risk to the Company, subject to the oversight of the Board. The Board exercises its oversight responsibility directly and through its committees. The Board considers specific risk topics directly, such as risks associated with the Company’s overall strategy, including clinical, product development, and financing strategies, business continuity, crisis preparedness and corporate reputational risks. The Board is kept informed of the committees’ risk oversight activities through periodic reports to the Board. The Board and its committees meet regularly with members of management responsible for managing risk.

The committees of the Board of Directors execute their oversight responsibility for risk management as follows:

The Audit Committee has primary responsibility for overseeing risk associated with:

●  the Company’s financial and accounting systems, as well as the work performed by Vericel’s independent registered public accounting firm and internal audit team

●  accounting policies

●  investment strategies

●  finance-related reporting

●  regulatory compliance, and risks associated with the manufacturing and production of the Company’s approved products

●  the Company’s data security and information systems and technology, including cybersecurity

The Audit Committee also reviews transactions between Vericel and its officers, directors, affiliates of officers and directors or other related parties for conflicts of interest. The Audit Committee also receives regular reports and feedback from the Vericel Compliance Officer concerning the health of the Company’s Compliance Program as well as management’s Enterprise Risk assessment of the organization.

The Compensation Committee is responsible for overseeing risks related to Vericel’s cash and equity-based compensation programs and practices, and ensuring that executive and employee compensation plans are appropriately structured so that they do not incentivize excessive risk-taking and are not reasonably likely to have a material adverse effect on Vericel.	The Governance Committee is responsible for overseeing risks related to the composition and structure of the Board of Directors, its committees and our corporate governance, and works to ensure that our corporate governance does not encourage or promote excessive risk-taking on the part of the Board of Directors or by Vericel employees.

CYBERSECURITY RISK MANAGEMENT

The Board is particularly focused on cybersecurity. Although specific responsibility for cybersecurity risk is delegated to the Audit Committee, the Board of Directors receives regular reports from management on both the cybersecurity risks facing the Company and various mitigation and protective measures that are currently being implemented across the organization. Additionally, as part of its continuing education initiatives, the Board receives training on cybersecurity matters from outside experts in the field.

Human Capital Management

The Board is actively engaged in overseeing the Company’s people and culture strategy. Our Board believes that human capital management and succession planning, including diversity and inclusion initiatives, are vital to Vericel’s continued success. Our Board’s involvement in leadership development and succession planning is ongoing, and the Board provides input on important decisions in each of these areas. Our Board, with leadership from our Chairman, has primary responsibility for succession planning for the Chief Executive Officer and in talent retention and development programs for members of senior management. Our Compensation Committee performs an annual formal evaluation of the Chief Executive Officer, and our CEO, in consultation with the Governance Committee, recommends to the Board an emergency succession plan that covers such matters as the unexpected departure, disability or death of the CEO or other key members of senior management.

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Corporate Governance

During 2021, the Board approved a specific ESG-related corporate goal for management, which was focused, in part, on enhancing diversity and inclusion initiatives at all levels of the organization. The Company executed on the Board’s direction during the past year, increasing diversity at the Board level, conducting robust diversity and inclusion training for our officers and managers, and establishing a Diversity and Inclusion Advisory Committee, with a direct line of communication to our Executive Leadership Team.

Human Capital Management Focus Areas

Benefits Programs and Employee Wellness

Vericel offers competitive and comprehensive benefits plans designed to meet the needs of our employees and their families. We strive to provide employees with a comprehensive offering of programs to support health and wellness, including healthcare, dental and vision insurance, flexible spending accounts, life and accidental death and dismemberment insurance, employee assistance counseling and education programs, company contributions to employee 401(k) accounts, paid time off and leave programs, tuition assistance, fitness membership subsidies and other programs designed to foster employee health and well-being.

Workforce Diversity Through Recruitment and Development

Vericel commits significant time and resources towards initiatives that enable us to successfully recruit talented individuals who represent a broad range of personal and professional backgrounds that enrich our culture, drive our success, and support our Company’s mission. We are proud of our diversity and believe that diversity, equity, and inclusion foster an environment that promotes the collaboration, innovation and perspectives necessary to effectively and successfully serve our patients, business partners and communities. We offer our employees internal development and advancement opportunities and encourage continued learning through internal and external programs and educational institutions.

Compensation and Rewards Program Philosophy

Vericel’s compensation programs are designed to attract, reward and retain talented employees at all levels of the organization whose knowledge and skills are critical to the success of our business. Pay equity is a core tenet of our compensation philosophy, and internal analyses are conducted regularly to maintain consistency in the administration of these programs. Components of the compensation and rewards programs include competitive base salary, performance-based bonus targets to incentivize individuals towards the achievement of personal and corporate goals, long-term equity incentive compensation in the form of stock option and RSU grants, and additional employee appreciation programs and events.

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Corporate Governance

Management Succession Planning

At least annually, the Governance Committee meets with our CEO to discuss succession planning for the executive management team. The Governance Committee also considers the procedure for timely and efficient transfer of CEO responsibilities in the event of an emergency or the sudden incapacity, death, resignation or retirement of Mr. Colangelo, or the occurrence of any other event that would have a material impact on Mr. Colangelo’s ability to fulfill his job duties.

Oversight of Environmental, Social and Governance Matters

Our Governance Committee periodically reviews and oversees management of Vericel’s strategy, initiatives, risks, opportunities and related reporting with respect to significant ESG matters. In that connection, the Governance Committee oversees corporate ESG matters as they pertain to the Company’s business and long-term strategy and identifies emerging trends and issues that may affect our operations, performance and external stakeholder relationships. Importantly, the Governance Committee periodically receives updates on the Company’s ongoing and future ESG programs, products and disclosures, the Company’s progress and performance against ESG goals and the Company’s corporate social responsibility and diversity and inclusion programs and activities.

Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors as well as a separate Code of Ethics for Senior Financial Officers. These documents are available on the Investor Relations page of our website, www.vcel.com. We will also make information related to any amendments to, or waivers from, these Codes of Ethics available on the website as required by law.

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Corporate Governance

Board Structure

Board Leadership Structure

The Board of Directors does not have a formal policy on whether the positions of CEO and Chairperson of the Board should be separate or united, but rather will make that determination from time to time in its judgment. The Chairperson of the Board is currently an independent director, but if the Chairperson of the Board is not independent, the Board will appoint an independent lead director. The Chairperson of the Board shall preside at all meetings of the Board and the shareholders, and shall perform such other duties, and exercise such powers, as prescribed by the Bylaws or by the Board from time to time. If the Chairperson of the Board is not independent and a lead director has been appointed, he or she shall preside at executive sessions of the independent directors and will bear such further responsibilities as the Board may designate from time to time. Currently, Dr. Zerbe serves as the Board’s independent Chairman.

The independent members of the Board of Directors have periodically reviewed this leadership structure and believe it is appropriate for Vericel at the current time. The CEO is responsible for setting the strategic direction for Vericel, as well as the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO and sets the agenda for, and presides over, meetings of the full Board of Directors. The CEO and Chairman of the Board of Directors provide leadership to the Board and work with it to define its structure and activities in the fulfillment of its responsibilities. The Chairman of the Board of Directors presides over executive sessions and ensures that no conflict of interest arises between management and the functions of the Board of Directors and facilitates communication among the directors. The Chairman of the Board and the CEO work together to provide an appropriate information flow to the Board, and the Chairman works with other Board members to provide strong, independent oversight of Vericel’s management and affairs. Thus, the Board of Directors believes that the current structure balances the needs for the CEO to run Vericel on a day-to-day basis with the benefit provided to Vericel by significant involvement and leadership of an independent Chairman of the Board of Directors.

Board Independence

The Board of Directors has affirmatively determined that all of the members of the Board and each director nominee, other than Mr. Colangelo, are independent within the meaning of the director independence standards of Nasdaq and the SEC. Mr. Colangelo is not considered independent because of his current employment as the President and CEO of Vericel. There are no family relationships between any of our directors and any of our executive officers.

Executive Sessions

Applicable Nasdaq listing standards require that the independent directors meet from time-to-time in executive session. In fiscal year 2021, our independent directors met in regularly scheduled executive sessions with only independent directors present at each Board and committee meeting.

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Corporate Governance

Committees of the Board

Audit Committee

Chairperson Kevin F. McLaughlin Members Alan L. Rubino Robert L. Zerbe, M.D.

RESPONSIBILITIES

Under the terms of its current Charter, the Audit Committee’s responsibilities include, in part:

●  Reviewing with Vericel’s independent accountants and management the annual financial statements and independent accountants’ opinion

●  Reviewing the scope and results of the examination of Vericel’s financial statements by the independent accountants

●  Reviewing all professional services performed by, and related fees of, the independent accountants

●  Approving the retention of the independent accountants

●  Periodically reviewing Vericel’s accounting policies and internal accounting and financial controls

The Audit Committee may delegate duties or responsibilities to subcommittees or to one member of the Audit Committee. During the fiscal year ended December 31, 2021, the Audit Committee held six (6) meetings. All members of our Audit Committee are independent (as independence is defined in Rule 5605(a)(2) and as required under Rule 5605(c)(2) of the Nasdaq listing standards). Since March 2015, Mr. McLaughlin, an independent director, has been designated as an audit committee financial expert as defined in the rules of the SEC. The Audit Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com. For additional information concerning the Audit Committee, see “Report of the Audit Committee of the Board of Directors.”

PAST-YEAR HIGHLIGHTS

In addition to its important oversight of Vericel’s financial statements and of our independent registered public accounting firm, during 2021 the Audit Committee implemented certain amendments to the Company’s Insider Trading Policy and continued its important oversight of risk management activities at the organization level.

Compensation Committee

Chairperson Alan L. Rubino Members Heidi Hagen Steven C. Gilman, Ph.D.

RESPONSIBILITIES

Under the terms of its current Charter, the Compensation Committee’s responsibilities include, in part:

●  Determining and approving salary and bonus levels and equity award grants with respect to executive officers, and making recommendations to the Board of Directors regarding Mr. Colangelo’s compensation

●  Determining and approving equity award grants with respect to all employees

●  Reviewing and proposing to the Board of Directors changes in director compensation

●  Retaining and approving the compensation of any compensation advisers and evaluating the independence of any such compensation advisers

In carrying out these responsibilities, the Compensation Committee reviews all components of executive officer compensation for consistency with the Committee’s compensation philosophy and strategy as well as relevant compensation guidelines. The Compensation Committee may delegate duties or responsibilities to subcommittees or to one member of the Committee. During the fiscal year ended December 31, 2021, the Compensation Committee held five (5) meetings. All members of our Compensation Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee acts pursuant to a written Charter, a current copy of which is available on the Investor Relations page of our website, www.vcel.com.

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Corporate Governance

Governance and Nominating Committee

Chairperson Heidi Hagen Members Lisa Wright Paul K. Wotton, Ph.D.

RESPONSIBILITIES

Under the terms of its current Charter, the Governance Committee’s responsibilities include, in part:

●  Assisting Vericel’s Board of Directors in fulfilling its responsibilities by reviewing and reporting to the Board of Directors on (i) corporate governance compliance mechanisms, (ii) corporate governance roles amongst management and directors, and (iii) establishing a process for identifying and evaluating nominees for the Board of Directors

●  Considering qualified candidates for appointment and nomination for election to the Board of Directors and making recommendations concerning such candidates

Consistent with this function, the Governance Committee encourages continuous improvement of, and fosters adherence to, our corporate governance policies, procedures and practices at all levels. The Governance Committee may delegate duties or responsibilities to subcommittees or to one member of the Governance Committee. During the fiscal year ended December 31, 2021, the Governance Committee held four (4) meetings. All members of the Governance Committee are independent (as independence is defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Governance Committee acts pursuant to a written charter, a current copy of which is available on the Investor Relations page of our website, www. vcel.com.

PAST-YEAR HIGHLIGHTS

As part of the Board’s regular governance enhancement process, the Governance Committee determined that terminating the Company’s existing shareholder rights plan was in the best interests of the Company’s shareholders. The Governance Committee recommended to the Board that it terminate the plan and the Board subsequently terminated the plan in February of 2021. During 2021, the Governance Committee also oversaw a nationwide search for a new independent director for the Vericel Board. That search, which was conducted in accordance with the committee’s charter and the Company’s Director Nominations Policy, resulted in the appointment of Lisa Wight to our Board in June 2021. Recognizing the need for effective and centralized oversight of the Company’s ESG strategies, opportunities and risks, earlier this year the Governance Committee amended its charter to memorialize its oversight responsibility for ESG matters, including important corporate responsibility and diversity and inclusion initiatives.

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Corporate Governance

Board Practices, Policies and Processes

History of Commitment to Good Governance Practices

Board Practices	Board Enhancement	Shareholder Rights

●  Non-employee members meet in executive session without management at each regularly scheduled Board meeting

●  7 of 8 director nominees are independent

●  Director education programs

●  As of April 2021, maintain robust stock ownership guidelines that apply to our directors and named executive officers

●  Board performance evaluations and assessment of needed skills

●  Commitment to diversity and Board refreshment

●  New board member added in 2021 with expertise in healthcare operations and payer matters

● Removal of active Shareholder Rights Plan in February 2021

NEW CORPORATE GOVERNANCE GUIDELINES
As part of its continued enhancement of Vericel’s governance policies and procedures, during 2021 the Board of Directors approved comprehensive Corporate Governance Guidelines for the Board and the organization. These guidelines memorialize for our investors the flexible framework within which the Board may conduct its business and oversight of the Company and, we believe, help facilitate effective, transparent and prudent management of the organization, which will help ensure the long-term success of the Company. Information regarding our Corporate Governance Guidelines can be found on our website at www.vcel.com.

Board Meetings and Committees

During the fiscal year ended December 31, 2021, the Board of Directors held eight (8) meetings. Each director serving on the Board of Directors during 2021 attended at least 85% of the meetings of the full Board and 100% of the meetings of the committees on which he or she served.

Director Attendance at Annual Meetings

The Board of Directors has adopted a Board Member Attendance at Annual Meetings Policy. This policy is available on the Investor Relations page of our website, www.vcel.com. All of the directors then in office attended our 2021 annual meeting of shareholders, which was held in April 2021 and conducted in a virtual, audio webcast format due to restrictions related to the COVID-19 pandemic.

Shareholder Communications with Directors

Our relationship with our shareholders is an important part of our corporate governance program. Engaging with shareholders helps us to understand how they view the Company, set goals and expectations for our performance and identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. The Board of Directors has adopted a Shareholder Communications with Directors Policy to inform shareholders how they may pose questions or communicate their views to our Board of Directors. The Shareholder Communications with Directors Policy is available on the Investor Relations page of our website, www.vcel.com.

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Corporate Governance

Director Continuing Education

The Board of Directors recognizes the importance of ensuring that its members are continuously updated on matters of importance to its oversight of the Company from both an internal and external perspective. The Governance Committee maintains responsibility for determining issues and subject matter areas that require further education for Board members, whether because of external developments or changes in Company direction. During 2021, the Board of Directors received education from Vericel’s General Counsel and outside advisors in the areas of cybersecurity, sustainability, and ESG matters.

Certain Relationships and Related-Party Transactions

The Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related-party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, and as a general matter, it is Vericel’s preference to avoid related-party transactions.

Our Audit Committee has primary responsibility for reviewing and approving in advance, or ratifying, all related-party transactions. In conformance with SEC regulations, we define related persons to include our executive officers, our directors and nominees to become directors of our Company, any person who is known to us to be a beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such a person has a 5% or greater beneficial ownership interest.

We have several processes that we use to ensure that we identify and review all related-party transactions. First, each executive officer is required to notify either our General Counsel or Chief Financial Officer of any potential transaction that could create a conflict of interest, and the General Counsel or Chief Financial Officer is required to notify the Audit Committee of the potential conflict. The directors, President and Chief Executive Officer, Chief Financial Officer and General Counsel are required to notify the Audit Committee of any potential transaction that could create a conflict of interest. Second, each year, we require our directors and executive officers to complete directors’ and officers’ questionnaires identifying any transactions with us in which the executive officer or director or their family members have an interest.

The Audit Committee reviews related-party transactions due to the potential for such transactions to create a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. Our Board and its committees only approve a related-party transaction if it is determined that a transaction is in the best interests of shareholders or is at least not inconsistent with those interests. This includes situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated party. There were no such reportable relationships or related party transactions during the fiscal year ended December 31, 2021.

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Corporate Governance

Compensation of Directors

Our directors play a critical role in guiding our strategic direction and overseeing the management of Vericel. The many responsibilities and risks and the substantial time commitment of being a director require that we provide adequate compensation commensurate with our directors’ workload and opportunity costs. Our philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors and appropriately compensate them for the time, expertise and effort required to serve as a director of a commercial stage, publicly-traded company that operates in a dynamic and highly-regulated industry. Non-employee directors receive a combination of annual cash retainers and stock option and RSU grants in amounts that correlate to their responsibilities and levels of Board participation, including service on Board committees. At least every three years, the Compensation Committee engages an independent consultant to perform an analysis of the non-employee director compensation program. In 2021, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to perform an independent review of the compensation program for non-employee directors.

The director compensation table reflects all compensation awarded to, earned by or paid to our non-employee directors for the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Robert L. Zerbe	87,500	164,372	258,723	510,595
Kevin F. McLaughlin	67,500	164,372	258,723	490,595
Alan L. Rubino	72,375	164,372	258,723	495,470
Heidi Hagen	64,875	164,372	258,723	487,970
Paul K. Wotton	52,500	164,372	258,723	475,595
Steven C. Gilman	54,875	164,372	258,723	477,970
Lisa Wright(3)	36,113	206,245	328,268	570,626
(1)	Amount reflects the grant date fair value of awards of time-based RSUs made to the named director in 2021, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022. The table below provides details as to the aggregate number of unvested stock awards held by our non-employee directors at fiscal year-end.
(2)	Amount reflects the grant date fair value of stock option awards made to the named director in 2021, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022. The table below provides details as to the aggregate number of shares underlying stock option awards held by our non-employee directors at fiscal year-end.
(3)	Lisa Wright was appointed to the Vericel Board of Directors on June 1, 2021. At the time of her appointment and pursuant to the provisions of Vericel’s Amended and Restated Non-Employee Director Compensation Guidelines, Ms. Wright received an initial one-time stock option to purchase 3,250 shares of the Company’s common stock, which vests in equal monthly installments over three years, subject to continued service through the applicable vesting dates. At the time of her appointment, Ms. Wright also received an initial one-time grant of 1,300 RSUs, which vests in 1/3 annual increments over the course of three years, subject to continued service through the applicable vesting dates. As a newly-appointed director, Ms. Wright also received a grant representing a pro-rata amount of a director’s annual stock option award and a pro-rata amount of a director’s annual RSU award, in each case reflecting the period of time until the next annual meeting of shareholders.

Additionally, non-employee directors held the following unvested RSUs and unexercised stock options as of December 31, 2021:

Director	Stock Awards	Shares Underlying Stock Options
Robert L. Zerbe	2,600	63,250
Alan L. Rubino	2,600	110,750
Heidi Hagen	2,600	101,750
Steven C. Gilman	2,600	55,250
Kevin F. McLaughlin	2,600	102,750
Paul K. Wotton	2,600	6,500
Lisa Wright	3,651	9,127

Fees Earned or Paid in Cash. The Chairman of the Board of Directors receives an annual fee of $90,000 (increased from $80,000 effective as of April 28, 2021) paid in equal quarterly increments and does not receive additional fees for service as a member of the Board of Directors or as an individual committee member. Each other non-employee director receives an annual fee of $50,000 (increased from $40,000 effective as of April 28, 2021) paid in equal quarterly increments. The chairperson of each standing committee receives an additional annual fee of $20,000 for the Audit Committee, $15,000 (increased from $14,500 effective as of April 28, 2021) for the

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Corporate Governance

Compensation Committee and $10,000 for the Governance Committee. Effective as of April 28, 2021, the non-chair members of the Audit Committee each receives an additional $10,000 annual fee, each non-chair committee member of the Compensation Committee receives an additional $7,500 (increased from $7,000 effective as of April 28, 2021) annual fee and each non-chair committee member of the Governance Committee receives an additional annual fee of $5,000, in each case payable quarterly.

Equity Awards. Under Vericel’s Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Plan”) and Vericel’s Amended and Restated Non-Employee Director Compensation Guidelines, each non-employee director who continues to serve beyond an annual meeting receives a stock option to purchase 6,500 shares (decreased from 13,125 shares effective as of April 28, 2021) granted on the date of each annual meeting, with an exercise price equal to the fair market value of our common stock on the date of grant, and a grant of 2,600 RSUs (increased from 1,750 RSUs effective as of April 28, 2021). Each non-employee director, with the exception of Ms. Wright, received a stock option to purchase 6,500 shares and a grant of 2,600 RSUs at the 2021 annual meeting. Such stock options vest in equal monthly increments over a period of one year, subject to continued service through the applicable vesting dates. The RSUs vest on the earlier of the first anniversary date of the RSU grant or the date of the first annual meeting following the grant, subject to continued service through the vesting date. Newly-elected directors joining the Board of Directors during the period between annual meetings receive a grant representing a pro-rata amount of the shares subject to the option (reflecting the period of time until the next annual meeting) and a pro-rata amount of the annual RSUs awarded (reflecting the period of time until the next annual meeting).

In addition, each future non-employee director who joins the Board of Directors will also receive a one-time initial stock option to purchase 3,250 shares (decreased from 17,500 shares effective as of April 28, 2021) on the date of such director’s appointment, which will vest in equal monthly installments over three years, subject to continued service through the applicable vesting dates and a one-time initial grant of 1,300 RSUs (newly added effective as of April 28, 2021), which will vest in 1/3 annual increments over the course of three years, subject to continued service through the applicable vesting dates. Ms. Wright was appointed to the Board on June 1, 2021. Accordingly, in addition to the aforementioned one-time initial grants, as a newly-appointed director she received pro-rata grants of an option to purchase 5,877 shares of common stock and 2,351 RSUs at the time of her appointment, reflecting the period of time until Vericel’s next annual meeting. These equity grants were made under the terms of Vericel’s then-existing equity compensation plans, as previously approved by the shareholders. Stock options issued to directors shall terminate and may no longer be exercised after the first to occur of (a) the expiration date of the option, (b) 24 months after the date on which the director’s service with Vericel is terminated, or (c) a change-in-control to the extent provided in the stock option agreement. Non-employee directors have the ability, under Vericel’s Non-Employee Director Deferred Compensation Program, to elect to receive RSUs upon vesting or RSUs with a deferred settlement. A non-employee director must elect to defer the receipt of a RSU grant by December 31st of the year prior to the grant and during an open-trading window; provided, however, newly elected non-employee directors must make an election within thirty (30) days of joining the Board. RSUs with deferred settlement are subject to vesting but the shares are not issued until the earlier of (i) the non-employee director’s separation from service with Vericel, or (ii) a change-in-control, as defined in the 2019 Plan. Further, under the Non-Employee Director Deferred Compensation Program, upon the occurrence of such event, the amounts credited in the non-employee director’s account shall be paid in shares of stock as soon as practicable, but in no event after the last day of the calendar year in which the event occurs or two and one-half months after the event occurs, whichever comes later.

New Stock Ownership Guidelines for Directors and Executive Officers

The Board believes that both non-employee directors and the Company’s named executive officers should maintain a meaningful equity interest in the Company to promote the Company’s long-term interests, achieve strategic goals, and further align shareholder and executive interests. Accordingly, in April 2021, the Board adopted Stock Ownership Guidelines pursuant to which directors and named executive officers are expected to meet share ownership targets that are determined based on their annual retainer or annual salary, respectively, within five years of the adoption of the guidelines. In addition, directors and named executive officers who join the Board or the Company after the establishment of the guidelines have five years from such date to reach their target. Pursuant to the guidelines, the share ownership target for the directors is three times (3X) their annual cash retainer. The share ownership target for the Company’s CEO is five times (5X) his base salary, while other named executive officers have a target of two times (2X) their respective base salaries.

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Executive Compensation

Proposal 2: Advisory Vote to Approve the Compensation of Our Named Executive Officers The Board of Directors unanimously recommends a vote FOR the approval of this resolution.

Overview

Pursuant to the Dodd-Frank Act, this proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This is commonly known, and referred to herein, as a “say-on-pay” proposal or resolution. Under Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally, each public company must submit a say-on-pay proposal to its shareholders not less frequently than once every three years. We intend to hold an advisory vote to approve the compensation of our named executive officers annually until at least the next advisory vote on the frequency of such advisory say-on-pay votes, which will occur no later than our 2024 annual meeting.

As discussed under the Compensation Discussion and Analysis (“CD&A”) below, we believe that our executive compensation programs emphasize sustainable growth through a pay-for-performance orientation and a commitment to both operational and organizational execution. We believe that the compensation program for our named executive officers was instrumental in helping us achieve strong strategic and financial performance in 2021, notwithstanding the continued and wide-ranging impacts of the COVID-19 pandemic.

We are asking our shareholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to Vericel’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

We are asking shareholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this Proxy Statement pursuant to Item 402 of Regulation S-K.

Vote Required

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on Vericel, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the opinions of our shareholders and intend to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on this Proposal 2. If you sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” Proposal 2.

We believe that our compensation program for our named executive officers is in the best interests of Vericel and the Company’s shareholders.

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Executive Compensation

Vericel’s Executive Officers

Dominick C. Colangelo President and Chief Executive Officer
Dominick C. Colangelo, age 58, joined Vericel in 2013 with more than 20 years of executive management and corporate development experience in the biopharmaceutical industry, including nearly a decade with Eli Lilly and Company. During his career, he has held a variety of executive positions of increasing responsibility in product development, pharmaceutical operations, sales and marketing, and corporate development. He has extensive experience in the acquisition, development, and commercialization of products across a variety of therapeutic areas. During his tenure at Eli Lilly and Company, Mr. Colangelo held positions as Director of Strategy and Business Development for Lilly’s Diabetes Product Group and also served as a founding Managing Director of Lilly Ventures. Mr. Colangelo received his B.S.B.A. in Accounting, Magna Cum Laude, from the State University of New York at Buffalo and a J.D. degree, with Honors, from the Duke University School of Law.

Joe Mara Chief Financial Officer
Joe Mara, age 47, joined Vericel in January 2021 with more than 20 years of financial, strategic and operational experience, including more than 14 years of experience in the biotech industry. Prior to joining Vericel, Mr. Mara served as Vice President, Finance and Head of Investor Relations at Biogen Inc. While at Biogen, Mr. Mara held several finance leadership roles, including Vice President, Global Financial Planning and Analysis and Strategic Corporate Finance and Vice President, U.S. Finance and Operations. Mr. Mara worked across the entire Biogen organization in roles of increasing responsibility within Finance, including R&D, Corporate Finance, Corporate Strategy and Commercial operations, supporting company strategy, business development and several commercial launches. Prior to joining Biogen, Mr. Mara held finance and strategy roles in the financial services and technology industries, including at Thomson Reuters Corporation and Fidelity Investments. Mr. Mara earned a B.A. degree in Economics and International Studies from Northwestern University and an M.B.A. from the Sloan School of Management at M.I.T.

Michael Halpin Chief Operating Officer
Michael Halpin, age 60, joined Vericel in April of 2017 with over 28 years of regulatory, quality assurance, and clinical research experience with a variety of medical device, combination product, small molecule, biologic, and advanced therapy technologies. Prior to joining Vericel, Mr. Halpin was with Sanofi and Genzyme Corporation, most recently as Vice President, North American region regulatory head with responsibility for Sanofi Genzyme’s rare disease, immuno-inflammatory, multiple sclerosis and other business unit products. Mr. Halpin has also served as Vice President, Regulatory Affairs for Genzyme’s biosurgery division, with regulatory oversight of all biosurgery and cell and gene therapy products, including Carticel®, Epicel, and MACI. Prior to Genzyme, Mr. Halpin held a number of regulatory, quality, and clinical affairs positions at several medical device companies, including Abbott/MediSense, C.R. Bard, and Abiomed, Inc. Mr. Halpin received his master’s degree in biomedical engineering and bachelor’s degree in biochemistry from the University of Virginia.

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Sean C. Flynn Senior Vice President, General Counsel and Secretary
Sean Flynn, age 48, joined Vericel in 2019, having served as corporate and litigation counsel for nearly 20 years in both the public and private sectors. Prior to joining Vericel, Mr. Flynn held the position of Vice President and General Counsel of Verastem, Inc. where he was responsible for all legal matters across the organization. Mr. Flynn also served as Associate General Counsel and Chief Compliance Officer for Abiomed, Inc. during a period of rapid revenue and market growth. In that capacity, Mr. Flynn handled a wide variety of business and legal matters for the organization, while maintaining responsibility for the compliance readiness of the company on a global scale. Prior to joining Abiomed, Mr. Flynn served for seven years as a federal prosecutor with the Offices of the United States Attorney for the Eastern District of California and the Eastern District of New York. Mr. Flynn began his legal career as a litigator with Bingham McCutchen LLP, after clerking for the Honorable Ruggero J. Aldisert, Senior Circuit Judge, United States Court of Appeals for the Third Circuit, and after receiving his Juris Doctor, cum laude, from Vermont Law School. Prior to beginning his legal career, Mr. Flynn served as an Air Defense Artillery Officer in the United States Army, having graduated from the United States Military Academy at West Point in 1995.

Dr. Jonathan Hopper Chief Medical Officer
Jonathan Hopper, age 59, is a seasoned industry executive with previous experience as a surgeon and government regulator. He qualified in medicine in the United Kingdom in 1987 and trained as an orthopaedic and trauma surgeon, gaining additional clinical experience in Accident and Emergency, Sports Medicine and Trauma Intensive Care. Dr. Hopper became a Fellow of the Royal College of Surgeons of Edinburgh in 1992. In 1997, he joined the UK’s Senior Civil Service as a senior medical officer at the UK’s Department of Health, regulating medical device manufacturers and advising senior government officials and Ministers of State. Dr. Hopper attained the degree M.B.A. (Health Executive) from the University of Keele in 2003. In 2006, Dr. Hopper joined the medical device industry and moved to the United States in 2009. He has held various Global Medical Affairs and Clinical Development Executive roles for ConvaTec, Stryker, Osiris Therapeutics and Ferring Pharmaceuticals. Dr. Hopper joined Vericel in August 2018 and leads the Clinical Development, Pharmacovigilance and Medical Affairs functions.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors, which is comprised solely of independent directors as defined by Nasdaq, outside directors as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and non-employee directors as defined by Rule 16b-3 of the Exchange Act, has been delegated the authority and responsibility to review and determine (and in the case of our CEO, Mr. Colangelo, recommend for approval by the Board of Directors) the compensation packages of our executive officers. The individuals who served as our named executive officers during fiscal year 2021 are those individuals listed in the “2021 Summary Compensation Table” below. Other information concerning the structure, roles and responsibilities of our Compensation Committee is set forth in the “Board Meetings and Committees—Compensation Committee” section of this Proxy Statement.

A discussion of the policies and decisions that shape our executive compensation program, including the specific objectives and elements, is set forth below.

This CD&A focuses on the compensation for our CEO, each person who served as our Principal Financial Officer during 2021 and our three other most highly compensated executive officers. Collectively, these officers are referred to as the named executive officers or NEOs. At times during 2021, both Joe Mara, our Chief Financial Officer, and Sandra Pennell, our former Vice President and Controller served as Principal Financial Officer for the Company. Ms. Pennell served as the Company’s Principal Financial Officer and Principal Accounting Officer between September 30, 2020, and January 25, 2021. Following Mr. Mara’s appointment as Chief Financial Officer and Principal Financial Officer in January 2021, Ms. Pennell continued to serve as Vericel’s Principal Accounting Officer until her resignation of employment with Vericel in July 2021.

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Our Approach to Compensation

Executive Compensation Objectives and Philosophy

The objectives of our executive compensation program are to attract, retain and motivate talented executives who are critical to the continued growth and success of Vericel and to align the interests of these executives with those of our shareholders. As such, our executive compensation program seeks to focus our leadership team on those key metrics that are critical drivers for executing on the Company’s strategy and achieving long-term sustainable growth. We foster a “pay-for-performance” culture by setting metrics in our incentive compensation plans that reflect our business plan, the operating framework for achieving it and the goals we communicate to investors. We set target performance levels that are challenging but achievable and are aligned with our strategy and our longer-term financial outlook.

We also strive to provide an effective mix of compensation elements, including providing an appropriate balance between current and long-term compensation and between cash and equity incentive compensation. Cash payments are primarily aligned with and reward short-term performance, while equity awards encourage our named executive officers to deliver sustained strong results over multi-year performance periods, thereby encouraging strong performance, ensuring fairness among the executive management team by recognizing the contributions each executive makes to our success, supporting our talent attraction and retention objectives, and fostering alignment with investors.

Elements of Compensation

Target Total Direct Compensation

CEO	Other NEOs

Performance Metrics That Determine Our Variable Compensation and Their Relation to Our Strategy

Vericel is a high-growth commercial-stage company with a portfolio consisting of two commercial products, MACI and Epicel, which are currently sold in the U.S. market, and a development stage asset, NexoBrid, for which a BLA resubmission to the FDA is planned for mid-2022. Our objective is to become the leading developer of advanced therapies and specialty biologics for the sports medicine and severe burn care markets. In pursuing this strategy, we seek to increase our commercial product revenue by increasing the number of surgeons implanting MACI, the average number of MACI procedures each such surgeon performs and expanding the number of burn centers consistently using Epicel. Additionally, it is our objective to increase profits and operating cash flow that we are generating through product improvements and other strategies. We also are focused on helping secure the approval of NexoBrid by the FDA and adding it to our commercial portfolio in the near future.

Our executive officers’ performance metrics have been designed by the Compensation Committee of our Board of Directors, with the approval of the full Board. Those metrics consist of financial targets, as well as product, operational, ESG and upside value goals in order to focus our management on advancing our overall corporate strategy and furthering both the short- and long-term growth of the Company. During 2021, those performance metrics consisted of the following targets:

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Our Goals	Our Metrics
Total net revenue	Generate total net product revenues of at least $173.0 million
Budget expense	Achieve budget expense of $131.4 million
Commercial Product Goals	Achieve budgeted MACI surgeon engagement goal and biopsies per surgeon goal
Long-Term Brand Development Goals	Complete MACI, Epicel and NexoBrid long-term brand development initiatives
Product Development Goals	Obtain FDA approval of NexoBrid BLA
Manufacturing Capacity and Operational Improvement Initiatives	Complete manufacturing facility and key manufacturing/IT efficiency improvement initiatives
ESG Goals	Complete ESG initiatives
Business Development	Execute high-quality business development transaction

Highlights of 2021 Performance and Impact on Executive Compensation

2021 Performance Impact on Executive Pay

Led by its executive management team, Vericel achieved strong performance during 2021 across a variety of metrics. The Company recorded commercial revenue of $156.2 million, representing growth of 26% compared to 2020, which is consistent with the approximate 25% compounded annual growth rate we have achieved since the commercial launch of MACI in 2017. The Company’s 2021 commercial and financial performance was accomplished notwithstanding the ongoing impacts of the COVID-19 pandemic, which caused disruptions across the healthcare industry, including restrictions on the performance of elective surgical procedures, like MACI, at various points throughout the year. Ultimately, we were able to drive full-year net revenue growth for both MACI and Epicel, securing record volumes for both products. Record full-year MACI revenue totaled $111.6 million, representing growth of 18% over 2020. Although the impacts of the COVID-19 pandemic caused total net revenue to fall short of the Company’s full-year goal, our MACI commercial team’s perseverance helped the Company achieve its goal of growing the number of surgeons taking MACI biopsies by 20%, while also driving biopsy growth of 30% for the full year. This strong biopsy growth was also driven by an increase in biopsies per surgeon of approximately 10%, another important indicator of the core strength of the MACI business.

We also reported record full-year Epicel revenue of $41.5 million, representing 51% growth compared to 2020. Epicel’s outstanding performance was driven by strong execution from our burn care team, which helped drive a significant increase in both the number of burn centers utilizing Epicel, as well as an increase in the number of Epicel grafts that were appropriately utilized per patient.

Ultimately, the ability of our team to adapt and execute in an extremely challenging environment, our disciplined approach to expense management and our significant efforts to protect the health and well-being of our critical production employees during 2021 allowed Vericel to help treat more patients with knee cartilage injuries and severe burns than ever. We also generated approximately $29.5 million of adjusted EBITDA* and grew our cash and investments balance by approximately $29 million in 2021, ending the year with $129 million in cash and investments, and no debt.

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net (loss) income (GAAP) to adjusted EBITDA, please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on page 75 of this Proxy Statement.

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At the same time, we were able to advance our long-term product and operational objectives, completing key long term brand development initiatives and manufacturing facility and information technology improvement efforts. The Vericel clinical and regulatory teams, in partnership with MediWound, are focused on addressing the questions raised by the FDA in its complete response letter concerning NexoBrid, and remain on track to resubmit the NexoBrid BLA in mid-2022, which, if approved, would position us for a potential launch of the product in early 2023.

Finally, during 2021, the Board approved a specific ESG-related corporate goal for management, which was focused, in part, on enhancing diversity and inclusion initiatives at all levels of the organization. The Company executed on the Board’s direction during the past year by increasing the Board’s diversity profile, conducting diversity and inclusion training for our officers and managers, and establishing a Diversity and Inclusion Advisory Committee with a direct line of communication to our Executive Leadership Team.

Say-On-Pay Vote

There was strong support at both the 2020 and 2021 annual meetings for the compensation program provided to Vericel’s named executive officers, with more than 96% of votes cast in favor of approval of the compensation paid to Vericel’s named executive officers in both years. In light of the recent strong support for our executive compensation program reflected by the results of these “say-on-pay” proposals, the Compensation Committee maintained the same general structure and approach to Vericel’s executive compensation program for 2021. Although the results of the say-on-pay proposal are not binding, our Board and Compensation Committee value the input of our shareholders and intend to continue to consider the outcome of say-on-pay votes, as well as feedback received throughout the year, when making compensation decisions for our named executive officers in the future.

Executive Compensation Best Practices

WHAT WE DO	WHAT WE DON’T DO

  Design executive compensation to align pay with performance

  Balance short- and long-term incentive compensation to incentivize achievement of short- and long-term goals

  Retain an independent compensation consultant reporting directly to the Compensation Committee

  Provide shareholders with an annual say-on-pay vote

  Prohibit short sales, hedging, pledging or other inherently speculative transactions by our executives (for more information, please see our Special Trading Procedures for Insiders, available at www.vcel.com)

  Conduct competitive benchmarking to align executive compensation with the market

  Effective as of April 2021, maintain robust stock ownership guidelines that apply to our directors and named executive officers

  Effective as of March 2022, maintain a compensation clawback policy, which covers both cash and equity and allows for recoupment of executive compensation if financial results are subsequently restated as the result of misconduct

  No excessive perquisites

  No tax gross-ups on executive perquisites or on executive severance or change-in-control benefits

  No single-trigger change-in-control benefits

  Do not provide supplemental company-paid retirement benefits

  Our equity plan does not permit “evergreen” replenishment of shares

  Do not provide dividends or dividend equivalents on unearned equity awards

  Do not reprice stock options without prior shareholder approval

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Procedures for Determining Compensation

Roles of Compensation Committee, Management, Shareholders and Compensation Consultant

The Compensation Committee performs a review of compensation for our executive officers annually. As part of this review, the Compensation Committee takes into consideration its understanding of external market data, which is primarily based on compensation practices of comparable companies (based on size and stage of development). Periodically, the Compensation Committee engages an independent consultant to perform an analysis of the current compensation program. In late 2020, the Compensation Committee engaged FW Cook to perform an independent review of the compensation program for our executive officers to assist with setting 2021 compensation. FW Cook reports directly to the Compensation Committee. Other than the work it performs for the Compensation Committee, FW Cook does not provide any consulting services to Vericel or its executive officers. Our Compensation Committee performs an annual assessment of the independence of its compensation advisers. Our Compensation Committee has determined that FW Cook is independent and that their work has not raised any conflict of interests.

Generally, our Compensation Committee reviews and approves compensation arrangements for executive officers in the first quarter of each year and in connection with the hiring of new executives. Other than with respect to the compensation of our Chief Executive Officer, our Compensation Committee also takes into consideration the recommendations for executive compensation made by our Chief Executive Officer, which recommendations are generally presented at the time of our Compensation Committee’s review of executive compensation arrangements.

The compensation decisions made at the beginning of 2021 occurred in the context of sustained strong long-term performance, evidenced by our 78% three-year compound annual total shareholder return through December 31, 2020, which was at the 100th percentile among our peer group.

For taxable years prior to 2018, Section 162(m) of the Code as then in effect and related treasury regulations restricted deductibility of compensation paid to our named executive officers (other than our principal financial officer) to the extent such compensation exceeded $1,000,000 and did not qualify for an exception as commission-based compensation or “qualified performance-based compensation.” Beginning in 2018, tax legislation (1) expanded the scope of Section 162(m) such that all named executive officers are “covered employees” and anyone who was a named executive officer in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receives compensation from the Company, and (2) eliminated the exception to the deduction limit for commission-based compensation and performance-based compensation except with respect to certain grandfathered arrangements in effect as of November 2, 2017 that are not subsequently materially modified. Accordingly, beginning in 2018, any compensation paid to a covered employee in excess of $1,000,000 will be non-deductible, unless paid pursuant to a grandfathered arrangement, as discussed above. The Compensation Committee believes that shareholder interests are best served if the Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. For these reasons, the Compensation Committee, while considering tax deductibility as a factor in determining executive compensation, will not limit such compensation to those levels that will be deductible, particularly in light of the expansion of the covered employee group and the elimination of the exception for performance-based compensation under Section 162(m).

Design and Structure of 2021 Executive Compensation

Our Business and Our Compensation Philosophy

The objectives of our executive compensation program are to attract, retain and motivate talented executives who are critical for the continued growth and success of Vericel and to align the interests of these executives with those of our shareholders. To this end, our compensation programs for executive officers are designed to achieve the following objectives:

●	Attract talented and experienced executives to join Vericel

●	Maintain a culture of “pay for performance”

●	Motivate, reward and retain executives whose knowledge, skills and performance are critical to our success

●	Ensure fairness among the executive management team by recognizing the contributions each executive makes to our success

●	Focus executive behavior on the achievement of our corporate mission and short-term and long-term corporate objectives and strategy

●	Align the interests of management and shareholders by providing management with longer-term incentives through equity ownership

The Compensation Committee reviews the allocation of compensation components regularly to help ensure alignment with strategic and operating goals, competitive market practices and legislative changes. The Compensation Committee does not apply a specific formula to

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determine the allocation between cash and non-cash forms of compensation. Certain compensation components, such as base salaries, benefits and perquisites, are intended primarily to attract and retain qualified executives. Other compensation elements, such as annual and long-term incentive opportunities, are designed to motivate and reward performance. The annual incentive motivates named executive officers to achieve specific operating objectives for the fiscal year. Long-term incentives are intended to retain executives through the vesting period, reward our long-term performance and the achievement of specific financial goals and strongly align named executive officers’ interests with those of shareholders.

Components of 2021 Compensation

The primary components of our executive officer compensation program are: (i) annual base salary; (ii) annual incentive compensation, which is based on the achievement of specified Company goals; and (iii) long-term equity incentive compensation in the form of periodic stock option and RSU grants, with the objective of aligning the executive officers’ long-term interests with those of our shareholders.

In establishing overall executive compensation levels and making specific compensation decisions for the executives in 2021, the Compensation Committee considered a number of criteria, including the executive’s position, prior compensation levels, scope of responsibilities, prior and current period performance, attainment of individual and overall Company performance objectives, and external market data. In addition, the Compensation Committee considered the results of the advisory vote by shareholders on the “say-on-pay” proposal presented to shareholders at Vericel’s 2020 annual meeting.

Element	Target Mix	Strategy and Performance Alignment
Base Salary		We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries are established, in part, based on the individual experience, skills and expected contributions of our executives and their performance during the prior year.
Annual Non- Equity Incentive Compensation		Given the nature of our business, the determination of annual incentives for our executives has been tied to achieving our financial targets, advancing our commercial and development stage products and accomplishing operational goals. In addition, for 2021, a portion of annual incentive compensation was tied to achieving ESG-related goals and an upside value goal. Each executive officer has a target cash incentive amount that is set as a percentage of his or her base salary. The amount of the cash incentives awarded by the Compensation Committee to our named executive officers each year is based on the achievement of corporate performance goals set by the Compensation Committee and approved by the full Board in advance, which are designed to capture the important strategic, operational and financial aspects of the organization.
Long-term Equity Incentive Compensation		Long-term incentive compensation allows the executive officers to share in any appreciation in the value of our common stock. In 2021, our Board of Directors awarded stock options and RSUs to our CEO, and the Compensation Committee awarded stock options and RSUs to our other named executive officers, to aid in their retention, to motivate them to achieve both near-term and long-term corporate objectives and to align their interests with those of our shareholders by creating a return tied to the performance of our stock price.

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Base Salary

The Compensation Committee performs a review of base salaries for our executive officers annually. We may also change the base salary of an executive officer at other times due to market conditions or if a change in the scope of the officer’s responsibilities justifies such adjustment. We believe that a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and experienced executives. Base salaries are established, in part, based on the individual experience, skills and expected contributions of our executives and our executives’ performance during the prior year, with market data considered as context.

In February 2021, our Compensation Committee approved merit increases in base salary for each of our named executive officers serving at that time, based upon various factors, including a review of individual performance during 2020 and a comparison of cash compensation versus peer group market data. Base salaries were below the peer group median for the CEO and every other executive officer before the adjustments in February 2021. Salary adjustments were based on the goal of providing cash compensation at or near the peer group median, taking into account tenure in the executive’s position and the executive’s performance during a strong 2020. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers:

	Base Salary Adjustments
Name	2020 Base Salary ($)	2021 Base Salary ($)	Increase (%)
Dominick C. Colangelo	675,000	730,000	8.1%
Joe Mara	—	415,000	—
Michael Halpin	395,000	440,000	11.4%
Sean C. Flynn	350,000	375,000	7.1%
Jonathan Hopper	365,000	390,000	6.8%
Sandra Pennell(1)	222,500	240,000	7.9%
(1)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. Ms. Pennell served as the Company’s Principal Financial Officer and Principal Accounting Officer between September 30, 2020, and January 25, 2021. Following Mr. Mara’s appointment as Chief Financial Officer and Principal Financial Officer in January 2021, Ms. Pennell continued to serve as Vericel’s Principal Accounting Officer until her resignation of employment.

Annual Non-Equity Incentive Compensation

The determination of annual incentives for our executives in 2021 was tied to achieving our financial targets, advancing our commercial and development stage products and accomplishing operational goals. In addition, for 2021 a portion of annual incentive compensation was tied to achieving ESG-related goals and an upside value goal. Each executive officer has a target cash incentive amount that is set as a percentage of base salary, based upon consideration of potential contribution, level and market data. The amount of the cash incentives awarded by the Compensation Committee to our named executive officers each year is based on the achievement of corporate performance goals set by the Compensation Committee and approved by the full Board in advance, which are designed to capture the important operating and financial outcomes as well as ESG-related goals important to the Company. The 2021 corporate goals approved by our Compensation Committee were:

1.	Achieve Financial Targets (the “Commercial and Financial Performance Goals”) (40%):
	a.	Generate total net revenue of $173.0 million or more
	b.	Achieve budgeted expenses of $131.4 million (excluding depreciation, amortization and stock-based compensation, and unusual one-time expenses or changes in accounting methodology)
2.	Advance Products and Life Cycle Management (the “Product Goals”) (30%):
	a.	Achieve budgeted MACI biopsy surgeon engagement goal and biopsies per surgeon goal
	b.	Obtain FDA approval of NexoBrid BLA
	c.	Complete MACI, Epicel and NexoBrid long-term brand development initiatives
3.	Complete Operational Goals (the “Operational Goals”) (15%):
	a.	Complete manufacturing facility and key manufacturing/IT efficiency improvement initiatives
4.	Complete ESG Initiatives (the “ESG Goals”) (15%):
5.	Upside Value Goal (the “Upside Goal”) (up to 15%):
	a.	Execute a high-quality business development transaction

No more than 200% of target may be earned under the annual incentive program. The Compensation Committee reviewed the Company’s

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performance in 2021 against the corporate goals and made a determination of a 100% achievement of our corporate goals for 2021, based on the following:

1.	46% out of a target 40% was awarded for the Commercial and Financial Performance Goals. The Compensation Committee awarded above the target percentage for these goals primarily as a result of the Company significantly exceeding goals relating to budgeted expenses for the year. The fiscal discipline demonstrated by the Company in light of the continued challenges presented by the COVID-19 pandemic resulted in the Company generating approximately $29.5 million of adjusted EBITDA* for the year and growing its cash and investments balance by $29 million. The Compensation Committee also recognized that the Company achieved a threshold level of total product revenues during 2021, despite a challenging COVID-19 environment, which was highlighted by the Company growing its Epicel revenue by approximately 51%, compared to 2020.

2.	24% out of a target 30% was awarded for Product Goals. The Compensation Committee awarded a portion of the target percentage for these goals primarily as a result of the Company’s achievement of the long-term product brand development initiatives, and partial achievement of the MACI surgeon engagement and biopsy goals. With respect to long-term product brand development, the Company successfully achieved certain benchmarks designed to advance the potential arthroscopic delivery of MACI, improvements to Epicel and the furtherance of our Epicel registry and the NexoBrid NEXT study.

3.	15% out of a target 15% was awarded for the Operational Goals. The Compensation Committee awarded the target for these goals primarily due to the Company’s successful completion of certain manufacturing facility initiatives, as well as the Company’s completion of key manufacturing and IT efficiency improvement initiatives.

4.	15% out of a target 15% was awarded for the ESG Goals. The Compensation Committee awarded the target for these goals primarily due to the Company’s successful implementation of a variety of corporate governance enhancements and diversity and inclusion initiatives during 2021. Specifically, the Company was successful at increasing diversity at the Board level, conducting robust diversity and inclusion training for our officers and managers, and establishing a Diversity and Inclusion Advisory Committee, with a direct line of communication to our Executive Leadership Team.

5.	0% out of a maximum 15% was awarded for the Upside Goal. During 2021, the Company chose not to execute any business development transactions.

Despite the widespread effects of the COVID-19 pandemic on the national healthcare infrastructure, to include periodic restrictions on the performance of elective surgical procedures throughout the country, including MACI procedures, the Committee made no adjustments to the manner in which the goals were scored to account for COVID-19 or other external events.

The table below shows the target award under the 2021 annual incentive program as a percent of each named executive officer’s annual base salary in 2021, the target cash award opportunity in dollars for 2021, and the actual cash bonus payments and percent of award opportunity paid to our named executive officers for 2021 performance.

	2021 Annual Incentive Program
Name	2021 Target Award (% of Base Salary)	2021 Target Award Opportunity ($)	2021 Actual Bonus Payment ($)	2021 Actual Bonus Payment (% of Target Award Opportunity)
Dominick C. Colangelo	85%	620,500	620,500	100%
Joe Mara(1)	50%	193,300	193,300	100%
Michael Halpin	50%	220,000	220,000	100%
Sean C. Flynn	45%	168,750	168,800	100%
Jonathan Hopper	45%	175,500	175,500	100%
Sandra Pennell(2)	30%	72,000	—	—
(1)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. Mr. Mara’s 2021 target and actual bonus were prorated pursuant to Vericel’s standard procedures to reflect the period of time that he was employed by the Company during 2021.
(2)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. Ms. Pennell served as the Company’s Principal Financial Officer and Principal Accounting Officer between September 30, 2020, and January 25, 2021. Following Mr. Mara’s appointment as Chief Financial Officer and Principal Financial Officer in January 2021, Ms. Pennell continued to serve as Vericel’s Principal Accounting Officer until her resignation of employment. Because Ms. Pennell was not employed on the date that 2021 annual incentive bonuses were paid, she was not eligible to, and did not, receive an annual incentive bonus for 2021.

*	For more information concerning Vericel’s presentation of non-GAAP measures, including a reconciliation of reported net (loss) income (GAAP) to adjusted EBITDA, please refer to the Company’s discussion of “GAAP versus non-GAAP Measures”, on page 75 of this Proxy Statement.

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Equity Incentive Compensation

Equity incentive compensation aligns executives with shareholders and allows them to share in any appreciation in the value of our common stock. In 2021, the Compensation Committee awarded stock options and RSUs to our named executive officers to aid in their retention, to motivate them to achieve both near-term and long-term corporate objectives and increase share price. In determining the form and value of a grant, the Compensation Committee considers the contributions and responsibilities of each named executive officer, appropriate incentives for the achievement of our long-term growth, the size and value of grants made to other executives at peer companies holding comparable positions, individual achievement of designated performance goals, Vericel’s overall performance relative to corporate objectives, and our overall equity compensation burn rate.

Stock options and RSU awards vest over time, generally four years, subject to continued employment with Vericel over the vesting period, which promotes executive retention. All stock options have a ten-year term and an exercise price equal to the fair market value of our common stock on the date of grant, which is equal to our closing market price on such date.

Awards are made at levels calculated to be competitive within our peer group. In determining the amount of each grant, the Compensation Committee also reviews the number of shares held by the executive prior to the grant. In late 2020, the Compensation Committee engaged FW Cook to independently review the equity incentive grant practices of Vericel as compared to our peer group, and this market data was used to support 2021 compensation decisions. The Compensation Committee considered our significant 78% compound annual shareholder return over the preceding three-year period, which was at the 100th percentile when compared to our peer group, and well above the peer group median of 7% shareholder return.

The executive equity award strategy for 2021 was consistent with the strategy used in 2020 and focused on providing a competitive number of shares underlying stock options and RSUs, with the vast majority of grant date value of equity awards provided in the form of stock options to ensure that our executives are aligned with shareholder value creation and to ensure the program pays for performance. The Compensation Committee reviewed the Company’s projected 2021 equity compensation burn rate and determined that the number of shares granted to executives would maintain the burn rate near the median relative to our peer group, which was verified at the end of the year (4.2%), even though 2021 included a sign-on grant to our new CFO and the hiring of 56 employees to support our growth during the year. The specific number of shares granted to individual executives varied somewhat compared to 2020 as a result of changes to the competitive market data reviewed at the end of 2020 and the Compensation Committee’s consideration of individual contributions towards our strong 2020 performance that included a 77% increase in our stock price and significant improvement in operating cash flow, from negative $7.2 million in 2019 to $17.6 million in 2020.

On February 19, 2021, the Board of Directors granted our CEO, and the Compensation Committee granted our other named executive officers, the following stock options and RSUs at a $51.40 price. The grant date fair value of these awards is also reported in the 2021 Summary Compensation Table below.

	Option and RSU Awards Granted February 19, 2021
Name	Number of Shares Underlying Options (#)	Number of RSUs (#)	Stock Awards and Option Awards Fair Value($)(1)	Stock Awards and Option Awards Intrinsic Value($)(2)
Dominick C. Colangelo	300,000	35,750	11,819,409	1,458,243
Joe Mara(3)	—	—	—	—
Michael Halpin	100,000	11,250	3,905,536	458,888
Sean C. Flynn	60,000	7,000	2,356,172	285,530
Jonathan Hopper	60,000	7,000	2,356,172	285,530
Sandra Pennell(4)	25,000	2,750	973,172	—
(1)	Amounts reflect the grant date fair value of the stock option awards and RSUs made to the named executive officers, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.
(2)	Amounts reflect the intrinsic value which is calculated as the number of RSUs multiplied by the proxy record date stock price of $40.79, and is $0 for stock options because the exercise price of $51.40 exceeds the proxy record date stock price of $40.79.
(3)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. Upon his appointment, Mr. Mara was awarded an initial grant of an option to purchase 160,000 shares and a grant of 16,000 RSUs, and was therefore not eligible for an annual equity award for 2021.
(4)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. Ms. Pennell served as the Company’s Principal Financial Officer and Principal Accounting Officer between September 30, 2020, and January 25, 2021. Following Mr. Mara’s appointment as Chief Financial Officer and Principal Financial Officer in January 2021, Ms. Pennell continued to serve as Vericel’s Principal Accounting Officer until her resignation of employment. Upon the termination of her employment, the equity awards held by Ms. Pennell ceased vesting and the unvested portion was forfeited.

2022 Proxy Statement	47

Executive Compensation

The resulting 2021 executive equity grant values appear materially higher than in 2020 primarily because the $51.40 stock price on February 19, 2021, when awards were granted, was almost three-times the $18.00 stock price on February 11, 2020, when 2020 awards were granted. Similarly, our market capitalization was $2.34 billion at the time of 2021 awards, significantly higher than our market capitalization of $805 million at the time of 2020 awards. The majority of the 2021 award has no current value because the stock options, which were the largest component of 2021 executive equity incentive compensation, only deliver value if the stock price exceeds the $51.40 grant price, which was $40.79 on the proxy record date (March 3, 2022).

We continued to maintain a similar equity compensation strategy during 2022, and on February 18, 2022, the following awards were granted to our executive officers when our stock price was $34.90. We project that our equity compensation burn rate during 2022, including these awards, will continue to be in a median range compared to our peers. The grant date fair value of these awards (excluding the CFO’s January 2021 sign-on award), calculated in accordance with FASB ASC Topic 718, is anticipated* to be approximately 30% to 40% lower on a per award basis than the grant date fair value of the February 19, 2021 awards disclosed in the summary compensation table, and approximately 5% fewer shares were granted to each executive.

On February 18, 2022, the Board of Directors granted our CEO, and the Compensation Committee granted our other named executive officers, the following stock options and RSUs at a $34.90 price.

	Option and RSU Awards Granted February 18, 2022
Name	Number of Shares Underlying Options (#)	Number of RSUs (#)
Dominick C. Colangelo	273,000	46,800
Joe Mara(1)	64,269	11,018
Michael Halpin	89,250	15,300
Sean C. Flynn	54,250	9,300
Jonathan Hopper	54,250	9,300
(1)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. The number of awards granted were prorated pursuant to Vericel’s standard procedures to reflect the period of time that he was employed by the Company during 2021.

Other Compensation

Generally, benefits available to executive officers are available to all employees on similar terms and include health and welfare benefits, paid time-off, life and disability insurance and a 401(k) plan.

We provide the benefits above to attract and retain our executive officers and other employees by offering compensation that is competitive with other companies that are similar in size and stage of development. These benefits represent a relatively small portion of the total compensation of our named executive officers.

Peer Group

As part of its engagement, FW Cook analyzed compensation data relating to our peer group companies as approved by the Compensation Committee with input and guidance from FW Cook. The peer group companies were selected in Fall 2020 and consisted of 17 publicly-traded biotechnology/pharmaceutical and health care equipment and supplies companies, which had a median market capitalization of $1.42 billion in 2019 (consistent with our $1.40 billion market capitalization on December 31, 2020), and the majority of which either have commercial operations or an FDA-approved product. All peers had a 2019 average market capitalization in a range of 0.3 to to 2.0 times our market capitalization on December 31, 2020. Our peer group selection process focused on peers’ market capitalization during 2019 to align their size with the timing of their compensation information disclosed in proxy statements filed in Spring 2020. The peer group companies that informed 2021 and 2022 executive officer compensation decisions were: Agenus, Inc., Agios Pharmaceuticals, Inc., Amicus Therapeutics, Inc., Anika Therapeutics, Inc., Artivion, Inc., AtriCure, Inc., AxoGen, Inc., Cardiovascular Systems, Inc., Corcept Therapeutics, Inc., Cryoport, Inc., Flexion Therapeutics, Inc., Glaukos Corporation, Ironwood Pharmaceuticals, Inc., PTC Therapeutics, Inc., STAAR Surgical Company, Supernus Pharmaceuticals, Inc., and Vanda Pharmaceuticals, Inc.

*	The grant date fair value, calculated in accordance with FASB ASC Topic 718, for the February 18, 2022 stock option awards was not yet available as of the filing date of this Proxy Statement. Actual grant date fair value may differ from this estimate.

48

Executive Compensation

Other Items

Compensation Risk Analysis/Risk Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

The Compensation Committee, with the assistance of FW Cook, extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk-taking and concluded:

•	Inclusion of significant long-term incentive compensation discourages short-term risk taking
•	Compensation is in a market range and is not set as an outlier
•	For most employees, base salary makes up a meaningful portion of compensation
•	The mix of short- and long-term compensation (base salary, annual cash incentive, equity grants) is consistent with industry norms
•	Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation
•	The prohibition on hedging or pledging of our stock discourages short-term and excessive risk taking. Furthermore, as described in this CD&A section, compensation decisions include subjective considerations to moderate the effects that formulae or objective factors might have on excessive risk taking

Stock Ownership Guidelines

Effective April 28, 2021, the Board has adopted Stock Ownership Guidelines applicable to non-employee directors and to the Company’s named executive officers. Pursuant to these guidelines, non-employee directors are expected to meet share ownership targets that are determined based on their annual retainer, and named executive officers are expected to meet share ownership targets that are determined based on their annual salary, within five years of the adoption of the guidelines. In addition, non-employee directors and named executive officers who join the Board or the Company after the establishment of the guidelines have five years from such date to reach their target. The share ownership target for non-employee directors is three times (3X) their annual retainer. The share ownership target for the Company’s CEO is five times (5X) his or her base salary, while other named executive officers have a target of two times (2X) base salary.

Clawback Policy

Effective March 14, 2022, we maintain a robust compensation recovery or “clawback” policy covering each of our executive officers. The policy provides that in the event an executive engages in certain acts of misconduct, as defined in the policy, which result in the Company being required to restate or republish previously disclosed financial statements due to material non-compliance with any financial reporting requirements under applicable securities laws, the Board may seek reimbursement of any cash or equity-based incentive compensation (including vested and unvested equity) paid or awarded to the executive officer, or effect the cancellation of previously-granted equity awards, to the extent the compensation was based on erroneous financial data and exceeded what would have been paid to the executive officer under the restatement.

2022 Proxy Statement	49

Executive Compensation

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE MEMBERS:

Alan L. Rubino, Chairman
Heidi Hagen
Steven C. Gilman, Ph.D.

This report shall not constitute “soliciting material,” shall not be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2021, Mr. Rubino, Ms. Hagen and Dr. Gilman served as the members of our Compensation Committee. None of the members of our Compensation Committee is, or has been, an officer or employee of ours or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee; (2) a director of another entity, one of whose executive officers served on the compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

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Executive Compensation Tables

Summary Compensation Table

The following table summarizes all compensation earned by or paid to Dominick C. Colangelo, our President and Chief Executive Officer, effective March 1, 2013; Joe Mara, our Chief Financial Officer, effective January 25, 2021; Michael Halpin, our Chief Operating Officer, effective June 15, 2019; Sean C. Flynn, our Senior Vice President, General Counsel and Secretary, effective November 4, 2019; Jonathan Hopper, our Chief Medical Officer, effective August 20, 2018; and Sandra Pennell, our former Vice President and Controller, who served as our Principal Financial Officer and Principal Accounting Officer from September 30, 2020, until January 25, 2021 (the “named executive officers”) during the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)		All Other Compensation ($)(4)		Total ($)
Dominick C. Colangelo President and CEO	2021	730,000	—		1,837,550	9,981,859	620,500		13,386	(5)	13,183,295
	2020	675,000	—		540,000	2,678,783	506,250		12,685		4,412,718
	2019	634,000	—		462,315	3,766,325	510,370		12,517		5,385,527
Joe Mara(11)	2021	383,077	50,000	(12)	698,080	4,438,361	193,300		9,865	(6)	5,772,683
Chief Financial Officer
Michael Halpin Chief Operating Officer	2021	440,000	578,250		3,327,286	220,000	12,860	(7)	4,578,396
	2020	395,000	—		252,000	1,250,099	177,750		12,685		2,087,534
	2019	370,000	—		124,950	926,395	185,592		12,510		1,619,447
Sean C. Flynn SVP, General Counsel and Secretary	2021	375,000	—		359,800	1,996,372	168,800		12,860	(8)	2,912,782
	2020	350,000	—		—	—	140,000		12,685		502,685
Jonathan Hopper Chief Medical Officer	2021	390,000	—		359,800	1,996,372	175,500		12,860	(9)	2,934,532
	2020	365,000	—		117,000	580,403	146,000		12,685		1,221,088
Sandra Pennell(13) Former Vice President and Controller	2021	121,250			141,350	831,822	—		5,486	(10)	1,099,908
	2020	204,289	—		14,500	73,449	63,400		9,227		364,865

(1)	Amounts reflect the grant date fair value of awards of time-based RSUs made to the named executive officer in the year indicated, computed in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.
(2)	Amounts reflect the grant date fair value of the stock option awards made to the named executive officers in the year indicated, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.
(3)	Amounts reported in this column represent annual cash incentive bonuses, which were awarded based on achievement of corporate performance goals for the year indicated. The 2021 cash incentive bonus determinations are described in more detail above under the heading “Annual Non-Equity Incentive Compensation.”
(4)	Amounts reported in the “All Other Compensation” column include Vericel’s contributions to its 401(k) Plan and life insurance premiums, as detailed in footnotes 5, 6, 7, 8, 9 and 10. None of the named executive officers received perquisites having an aggregate value of $10,000 or more in the fiscal years ended December 31, 2021, 2020 or 2019, respectively.
(5)	This amount includes Vericel’s contributions of $10,150 made to Mr. Colangelo’s 401(k) Plan and payments of $3,236 for life insurance premiums.
(6)	This amount includes Vericel’s contributions of $7,197 made to Mr. Mara’s 401(k) Plan and payments of $2,668 for life insurance premiums.
(7)	This amount includes Vericel’s contributions of $10,150 made to Mr. Halpin’s 401(k) Plan and payments of $2,710 for life insurance premiums.
(8)	This amount includes Vericel’s contributions of $10,150 made to Mr. Flynn’s 401(k) Plan and payments of $2,710 for life insurance premiums.
(9)	This amount includes Vericel’s contributions of $10,150 made to Dr. Hopper’s 401(k) Plan and payments of $2,710 for life insurance premiums.
(10)	This amount includes Vericel’s contributions of $4,244 made to Ms. Pennell’s 401(k) Plan and payments of $1,242 for life insurance premiums.
(11)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. The amount reported in the salary column reflects base salary earned during the year. The amount reported in the Non-Equity Incentive Plan column reflects Mr. Mara’s 2021 annual cash incentive bonus, which was prorated pursuant to Vericel’s standard procedures to reflect the period of time that he was employed by the Company during 2021.
(12)	Amount reflects the amount of a sign-on bonus paid to Mr. Mara pursuant to the terms of his offer of employment with Vericel.
(13)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. The amount reported in the Salary column reflects her base salary paid through her date of termination. All of the RSUs (reported in the Stock Awards column), and 93.8% of the value of the stock option (reported in the Option Awards column) granted to Ms. Pennell in 2021 were forfeited prior to vesting, upon her departure.

2022 Proxy Statement	51

Executive Compensation Tables

Grants of Plan-Based Awards

The following table presents information on all grants of plan-based awards made in the fiscal year ended December 31, 2021 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Name	Grant Date	Target ($)	Maximum ($)
Dominick C. Colangelo	—	620,500	1,241,000	—	—	—	—
	2/19/2021	—	—	35,750	—	—	1,837,550
	2/19/2021	—	—	—	300,000	51.40	9,981,859
Joe Mara(3)	—	193,300	386,600	—	—	—	—
	1/25/2021	—	—	16,000	—	—	698,080
	1/25/2021	—	—	—	160,000	43.63	4,438,361
Michael Halpin	—	220,000	440,000	—	—	—	—
	2/19/2021	—	—	11,250	—	—	578,250
	2/19/2021	—	—	—	100,000	51.40	3,327,286
Sean C. Flynn	—	168,750	337,500	—	—	—	—
	2/19/2021	—	—	7,000	—	—	359,800
	2/19/2021	—	—	—	60,000	51.40	1,996,372
Jonathan Hopper	—	175,500	351,000	—	—	—	—
	2/19/2021	—	—	7,000	—	—	359,800
	2/19/2021	—	—	—	60,000	51.40	1,996,372
Sandra Pennell(4)	—	72,000	144,000	—	—	—	—
	2/19/2021	—	—	2,750	—	—	141,350
	2/19/2021	—	—	—	25,000	51.40	831,822
(1)	Non-equity incentive plan awards consist of performance-based cash bonuses earned based on achievement of pre-determined performance criteria during fiscal year 2021. The 2021 cash incentive bonus determinations are described in more detail above under the heading “Annual Non-Equity Incentive Compensation.”
(2)	This reflects the grant date fair value of option and RSU awards granted to our named executive officers during the year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. For purposes of this calculation, we have disregarded forfeiture assumptions related to service-based vesting conditions. For a discussion of the assumptions used in calculating these values, see Note 7 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022.
(3)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. Mr. Mara’s 2021 target bonus was prorated pursuant to Vericel’s standard procedures to reflect the period of time that he was employed by the Company during 2021. Mr. Mara’s initial grant of 16,000 RSUs vested in equal quarterly installments on March 31, 2021, June 30, 2021, September 30, 2021, and December 31, 2021, respectively.
(4)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. Because Ms. Pennell was not employed on the date that 2021 annual incentive bonuses were paid, she was not eligible to, and did not, receive an annual incentive bonus for 2021. In addition, all of the RSUs and 93.8% of the value of the stock option granted to Ms. Pennell in 2021 were forfeited prior to vesting, upon her departure.

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Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year End

The table below reflects all outstanding equity awards held by each of the named executive officers as of December 31, 2021. We currently grant stock-based awards pursuant to our 2019 Plan and have outstanding awards under our 2019 Plan, 2017 Omnibus Incentive Plan (the “2017 Plan”) and our Second Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Plan”).

	Option Awards						Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Dominick C. Colangelo	3/6/2013	(4)	39,938	—	25.80	3/6/2023	—	—
	1/3/2014		48,397	—	3.57	1/3/2024	—	—
	1/5/2015		383,452	—	3.02	1/5/2025	—	—
	2/9/2016		53,183	—	1.95	2/9/2026	—	—
	2/8/2017		49,700	—	2.75	2/8/2027	—	—
	5/22/2017	(5)	28,125	—	2.65	5/22/2027	—	—
	2/7/2018		274,445	18,750	7.20	2/7/2028	—	—
	2/6/2019		213,125	96,875	16.66	2/6/2029	13,875	545,288
	2/11/2020		98,437	126,563	18.00	2/11/2030	22,500	884,250
	2/19/2021		56,250	243,750	51.40	2/19/2031	35,750	1,404,975
Joe Mara	1/25/2021	(4)	—	160,000	43.63	1/25/2031	—	—
Michel Halpin	4/10/2017	(4)	2,063	—	2.65	4/10/2027	—	—
	2/7/2018		18,058	2,521	7.20	2/7/2028	—	—
	2/6/2019		52,421	23,829	16.66	2/6/2029	3,750	147,375
	2/11/2020		45,937	59,063	18.00	2/11/2030	10,500	412,650
	2/19/2021		18,750	81,250	51.40	2/19/2031	11,250	442,125
Sean C. Flynn	11/4/2019	(4)	55,000	75,000	16.25	11/4/2029	—	—
	2/19/2021		11,250	48,750	51.40	2/19/2031	7,000	275,100
Jonathan Hopper	8/20/2018	(4)	22,291	25,313	10.95	8/20/2028	—	—
	2/6/2019		7,875	8,125	16.66	2/6/2029	1,300	51,090
	2/11/2020		21,328	27,422	18.00	2/11/2030	4,875	191,588
	2/19/2021		11,250	48,750	51.40	2/19/2031	7,000	275,100
Sandra Pennell(6)	—		—	—	—	—	—	—

(1)	Unless otherwise noted, options vest over a period of four years, with 6.25% vesting each quarter following the grant date.
(2)	RSUs vest over four years with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal annual installments thereafter.
(3)	Based on a price of $39.30 per share, which was the closing price per share of our common stock as reported by the Nasdaq Capital Market on December 31, 2021.
(4)	This option vests over a period of four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter.
(5)	This option vests over a period of four years, with 6.25% vesting each quarter following February 8, 2017.
(6)	Ms. Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. She held no outstanding stock options or unvested stock awards as of December 31, 2021.

2022 Proxy Statement	53

Executive Compensation Tables

Option Exercises and Stock Vested

The following table sets forth information with respect to the exercise of options by our named executive officers as well as the vesting of RSUs during the year ended December 31, 2021. None of our named executive officers held equity awards other than stock options and RSUs that were exercised or vested during the year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Dominick C. Colangelo	43,418	1,678,564	14,438	696,560
Joe Mara(4)	—	—	16,000	784,600
Michael Halpin	45,000	2,197,750	5,375	260,768
Sean C. Flynn	20,000	749,184	—	—
Jonathan Hopper	54,132	1,953,996	2,275	110,666
Sandra Pennell	71,899	3,466,475	1,000	56,275

(1)	Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the Nasdaq Capital Market on the date of exercise.
(2)	This represents total RSUs that vested for the named executive officer. A portion of these shares were withheld to cover the tax liability of the vesting and the amounts reported do not represent the total shares received by the employee.
(3)	Value realized on vesting of RSUs is determined by multiplying the number of shares vested by the closing price of a share of our common stock on the Nasdaq Capital Market on the date of vesting.
(4)	Mr. Mara was appointed Vericel’s Chief Financial Officer, effective January 25, 2021. Upon his appointment, Mr. Mara was awarded an initial grant of an option to purchase 160,000 shares and 16,000 RSUs. The option vests over a period of four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments thereafter. Consequently, Mr. Mara was unable to exercise option awards during 2021.

Pension Benefits

We do not offer any defined benefit pension plans or arrangements.

Nonqualified Deferred Compensation

There were no nonqualified deferred compensation plans or arrangements offered to any of our executive officers during 2021.

Employment Contracts, including Termination of Employment and Change-in-Control Arrangements

We entered into employment agreements with our currently serving named executive officers on the following dates: January 25, 2021 for Mr. Mara, November 4, 2019 for Mr. Flynn, August 20, 2018 for Dr. Hopper, September 14, 2017 (as amended on June 3, 2019) for Mr. Halpin, and March 1, 2013 (as amended on September 14, 2017) for Mr. Colangelo (each, an “Employment Agreement” and together, the “Employment Agreements”). We were not party to an employment agreement with Ms. Pennell. Each Employment Agreement provides for specified payments and benefits in connection with a termination of employment by us without Cause or a resignation by the named executive officer for Good Reason (as such terms are defined in the Employment Agreements). Our goal in providing severance and change-in-control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates. We have also determined that accelerated vesting provisions with respect to equity awards in connection with a qualifying termination are appropriate because they encourage our named executive officers to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally.

In the event of a termination of a named executive officer’s employment with Vericel without Cause or by the named executive officer for Good Reason (as such terms are defined in the Employment Agreements), Vericel shall pay the named executive officer an amount equal to twelve months of the named executive officer’s then-current base salary in equal installments over the 12-month period beginning within sixty days following the date of termination of the named executive officer’s employment. All of Mr. Colangelo’s time-based equity awards

54

Executive Compensation Tables

that would have vested during such 12-month period shall vest and become exercisable or nonforfeitable upon the date of termination. If the named executive officer was participating in Vericel’s group health plan immediately prior to the date of termination and elects COBRA coverage, Vericel shall pay the named executive officer a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to the named executive officer had he remained employed by Vericel (or, in the case of Mr. Colangelo, equal to the full monthly COBRA premium), until the earlier of twelve months following the termination or the end of the named executive officer’s COBRA health continuation period. In the event that the named executive officer breaches the restrictive covenants set forth in his Employment Agreement during the severance period, Vericel may cease severance payments to the named executive officer.

In lieu of the severance payments and benefits described above, in the event of a termination of a named executive officer’s employment by Vericel without Cause or by the named executive officer for Good Reason, in either case within eighteen months following a Change-in-Control (as defined in the Employment Agreement), (i) Vericel shall pay the named executive officer a lump sum amount equal to (A) the sum of the named executive officer’s then-effective base salary and target bonus for the year in which termination occurs (or, in the case of Mr. Colangelo, 1.5 times the sum of his base salary and target bonus) plus (B) a pro-rated portion of the named executive officer’s target bonus for the year of termination, (ii) if the named executive officer was participating in Vericel’s group health plan immediately prior to the date of termination and elects COBRA coverage, Vericel shall pay the named executive officer a monthly cash payment equal to the monthly employer contribution that Vericel would have made to provide health insurance to the named executive officer had he remained employed by Vericel (or, in the case of Mr. Colangelo, the full monthly COBRA premium) until the earlier of twelve months (or, in the case of Mr. Colangelo, eighteen months) following termination or the end of the named executive officer’s COBRA health continuation period, and (iii) all time-based equity awards held by the named executive officer shall immediately vest and become fully exercisable or nonforfeitable as of the date of termination. The named executive officer’s right to receive any severance payments and benefits under the applicable Employment Agreement is conditioned upon and subject to the named executive officer’s signing and not revoking a general release of claims.

In addition, during employment and after termination of the named executive officer’s Employment Agreement, each named executive officer has agreed to keep Vericel’s confidential information in confidence and trust and has agreed not to use or disclose such confidential information without Vericel’s written consent except as necessary in the ordinary course of performing duties for Vericel. During the term of the named executive officer’s Employment Agreement and for a period of twelve months (or, in the case of Mr. Colangelo, eighteen months) thereafter, the named executive officer has also agreed not to compete with Vericel and not to solicit employees, customers or suppliers of Vericel.

Each of our named executive officer’s base salary is reviewed annually by the Compensation Committee. The named executive officers are also eligible to receive cash incentive compensation and equity awards from time to time at the discretion of the Compensation Committee. The current base salary as of March 7, 2022, and target annual incentive compensation (as a percentage of the base salary) for each of our currently serving named executive officers is as follows:

Name	Base Salary	Target Annual Incentive Compensation (%)
Dominick C. Colangelo	$ 760,000	85%
Joe Mara	$ 440,000	50%
Michael Halpin	$ 470,000	50%
Sean C. Flynn	$ 400,000	45%
Jonathan Hopper	$ 415,000	45%

Acceleration of Vesting Under Stock Option Plans

Generally, in the event of a Change-in-Control of Vericel (as defined in our 2019 Plan, the 2017 Plan or the 2009 Plan, as applicable) if awards under the 2019 Plan, the 2017 Plan or the 2009 Plan, as applicable, are not assumed, continued or substituted, awards shall vest immediately prior to the Change-in-Control and terminate on the day of the Change-in-Control. If assumed, continued or substituted and the participant’s services to Vericel are terminated by Vericel or its successor without cause within twelve months following the Change-in-Control, the awards shall become fully vested and exercisable and may be exercised at any time prior to the earlier of the expiration date of the award or three months following the date of termination.

2022 Proxy Statement	55

Executive Compensation Tables

Potential Payments Upon a Termination or Change-in-Control

The following table sets forth aggregate estimated payment obligations to each of the named executive officers assuming a termination occurred on December 31, 2021, and using the salary in effect on such date. Sandra Pennell resigned as Vericel’s Vice President and Controller and her employment with Vericel terminated on July 2, 2021. She received no severance payments or benefits in connection with her termination and has therefore been omitted from this table.

Name	Benefit	Termination w/o Cause or for Good Reason other than in connection with a Change-in-Control ($)		Termination w/o Cause or for Good Reason in connection with a Change-in-Control ($)
Dominick C. Colangelo	Severance Pay	730,000		2,646,250
	Health Care Benefits	23,882		35,824
	Equity Award Acceleration	4,473,198	(1)	8,325,429	(2)
	Total	5,227,080		11,007,503
Joe Mara	Severance Pay	415,000		830,000
	Health Care Benefits	19,252		19,252
	Equity Award Acceleration	—		—
	Total	434,252		849,252
Michael Halpin	Severance Pay	440,000		880,000
	Health Care Benefits	19,267		19,267
	Equity Award Acceleration	—		2,880,605	(2)
	Total	459,267		3,779,872
Sean C. Flynn	Severance Pay	375,000		712,600
	Health Care Benefits	19,267		19,267
	Equity Award Acceleration	—		2,003,850	(2)
	Total	394,267		2,735,717
Jonathan Hopper	Severance Pay	390,000		741,000
	Health Care Benefits	19,267		19,267
	Equity Award Acceleration	—		2,003,440
	Total	409,267		2,763,707

(1)	This represents the cumulative value of the equity awards that would accelerate upon a termination of employment not in connection with a Change-in-Control. The amount represents the difference between the closing price of our common stock on December 31, 2021, of $39.30 and the exercise price (if any) multiplied by the number of shares subject to any in-the-money options and RSUs that would accelerate.
(2)	This represents the cumulative value of the equity awards that would accelerate upon a qualifying termination of employment within 18 months following a Change-in-Control (or upon a Change-in-Control if equity awards are not assumed in such Change-in-Control). The amount represents the difference between the closing price of our common stock on December 31, 2021, of $39.30 and the exercise price (if any) multiplied by the number of shares subject to any in-the-money options and RSUs that would accelerate.

56

Executive Compensation Tables

CEO Pay Ratio

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our Principal Executive Officer (“PEO”), Mr. Colangelo, and the ratio of these two amounts. We believe that our compensation philosophy must be consistent and internally equitable to motivate our employees to create shareholder value. The purpose of the required disclosure is to provide a measure of pay equity within the organization. We are committed to internal pay equity, and our Compensation Committee monitors the relationship between the pay our PEO receives and the pay our non-executive employees receive.

As illustrated in the table below, our 2021 PEO to median employee pay ratio was approximately 82:1.

Dominick C. Colangelo (PEO) 2021 Compensation	$13,183,295
Median Employee 2021 Compensation	$160,777
Ratio of PEO to Median Employee Compensation	82:1

We determined the median employee compensation using W-2 compensation, plus estimated bonus, the fair market value of equity grants, life and disability insurance, and the estimated value of 401(k) match (whether or not vested), for all individuals who were employed by us on December 31, 2021 (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were included in the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

For the fiscal year ended December 31, 2021, we calculated that median employee’s total compensation using the same methodology that we used to calculate the total compensation for our CEO. The 2021 annual total compensation of the median employee and our CEO, respectively, were $160,777 and $13,183,295. The ratio of the 2021 annual total compensation for our CEO to that of our median employee was 82 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2022 Proxy Statement	57

Audit Matters

Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Overview

The Audit Committee has selected PwC as Vericel’s independent registered public accounting firm to audit the consolidated financial statements of Vericel for the fiscal year ending December 31, 2022. PwC has acted in such capacity since its appointment in fiscal year 1996.

Shareholder ratification of the selection of PwC as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accountant at any time during the year if it determines that such a change would be in the best interests of Vericel and its shareholders.

Representatives of PwC attended all except one of the meetings of the Audit Committee during the fiscal year ended December 31, 2020, and all except two of the meetings of the Audit Committee during the fiscal year ended December 31, 2021. We expect that a representative of PwC will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from shareholders.

Vote Required

The affirmative vote of a majority of the votes cast on the proposal on the ratification of this appointment, at the Annual Meeting at which a quorum representing a majority of all outstanding shares of common stock of Vericel is present, either in person or by proxy, is required for ratification of this proposal. If you abstain from voting on this proposal, it has no effect on the voting of the proposal. If you submit your proxy without indicating your voting instructions, your shares will be voted “FOR” this proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification.

58

Audit Matters

Fees of Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee considered the provision of services, other than audit services, during the fiscal year ended December 31, 2021, by PwC, our independent registered public accounting firm for that period, to ensure the firm maintains its independence. The following table sets forth the aggregate fees accrued by Vericel for the fiscal years ended December 31, 2020, and 2021, respectively, for PwC:

	Fiscal Year Ended December 31, 2020 ($)		Fiscal Year Ended December 31, 2021 ($)
Audit Fees	991,000	(1)	1,215,608	(1)
Audit Related Fees	—		—
Tax Fees	20,893	(2)	—	(2)
All Other Fees	2,000	(3)	2,700	(3)
Total	1,013,893		1,218,308

(1)	The Audit Fees for the years ended December 31, 2020 and 2021 were for professional services rendered for the audits and reviews of the consolidated financial statements of Vericel, professional services rendered for issuance of consents, comfort letters, assistance with review of documents filed with the SEC and out-of-pocket expenses incurred.
(2)	The Tax Fees were for professional tax consulting services rendered.
(3)	All other Fees represent an annual license fee for technical accounting research software and the use of accounting disclosure checklists.

Pre-Approval Policy

The Audit Committee approves in advance the engagement and fees of the independent registered public accounting firm for all audit services and non-audit services, based upon independence, qualifications and, if applicable, performance. The Audit Committee may form and delegate to subcommittees of one or more members of the Audit Committee the authority to grant pre-approvals for audit and permitted non-audit services, up to specific amounts. All audit services provided by PwC for the fiscal years ended December 31, 2020 and 2021 were pre-approved by the Audit Committee.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees Vericel’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. PwC is responsible for expressing an opinion as to the conformity of our consolidated audited financial statements with generally accepted accounting principles.

The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee consists of three directors, each of whom, in the judgment of the Board of Directors, is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq listing standards. Robert L. Zerbe, M.D., Alan L. Rubino and Kevin F. McLaughlin were members of the Audit Committee during the fiscal year ended December 31, 2021.

The Committee has discussed and reviewed with the independent registered public accountants all matters required to be discussed by the Public Company Accounting Oversight Board (the “PCAOB”) in Auditing Standards No. 16 (Communication with Audit Committees). The Committee has received written disclosures and a letter from PwC confirming their independence, as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with PwC the firm’s independence. The Committee has met with PwC, with and without management present, to discuss the overall scope of the PwC audit, the results of its audit, its evaluations of Vericel’s internal controls and the overall quality of its financial reporting. The Committee reviewed the performance and fees of PwC prior to recommending their appointment. The Committee reviewed our financial statements and discussed them with management and with PwC.

2022 Proxy Statement	59

Audit Matters

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that Vericel’s consolidated audited financial statements be included in Vericel’s Form 10-K for the fiscal year ended December 31, 2021.

AUDIT COMMITTEE

Kevin F. McLaughlin, Chairman
Alan L. Rubino
Robert L. Zerbe, M.D.

60

Omnibus Incentive Plan Proposal

Proposal 4: To Approve our 2022 Omnibus Incentive Plan The Board of Directors unanimously recommends a vote FOR the approval of Vericel’s 2022 Omnibus Incentive Plan.

Overview

At the Annual Meeting, shareholders will be asked to approve Vericel’s 2022 Omnibus Incentive Plan (the “2022 Plan”). The 2022 Plan was approved by the Board of Directors on February 16, 2022, subject to shareholder approval of this proposal at the Annual Meeting. The 2022 Plan is intended to provide flexibility to Vericel in its ability to motivate, attract, and retain the services of directors, officers, and employees upon whose judgment, interest, and special effort the successful conduct of Vericel’s business is largely dependent.

As of December 31, 2021, there were stock options to acquire 5,669,690 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $22.49 and a weighted average remaining term of 7.2 years. In addition, as of December 31, 2021, there were 398,748 unvested RSU awards with time-based vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of December 31, 2021.

As of December 31, 2021, there were 2,822,710 shares of common stock available for awards under our equity compensation plans.

Summary of Material Features

The material features of the 2022 Plan are:

●	The maximum number of shares of common stock available for awards under the 2022 Plan is 5,572,710 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after December 31, 2021 and prior to the effective date of the 2022 Plan under our 2019 Plan and 1.5 shares for each share of common stock subject to an award other than an option or stock appreciation right granted after December 31, 2021 and prior to the effective date of the 2022 Plan under the 2019 Plan (the 5,572,710 shares reflect the 2,822,710 shares that were available under the 2019 Plan as of December 31, 2021, plus an incremental 2,750,000 shares);

●	After the effective date of the 2022 Plan, no awards may be granted under the Prior Plans (as defined below);

●	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, RSUs, performance awards and dividend equivalents is permitted under the 2022 Plan;

●	Grants of “full-value” awards are deemed for purposes of determining the number of shares available for future grants under the 2022 Plan as an award for 1.5 shares for each share of common stock subject to the award. Grants of stock options or stock appreciation rights are deemed to be an award of one share for each share of common stock subject to the award;

●	Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool;

●	Stock options and stock appreciation rights may not be repriced in any manner without shareholder approval (except as permitted in the event of certain equitable adjustments or a change-in-control of Vericel);

●	The aggregate value of all equity and cash awards payable to any non-employee director in any calendar year for service as a non-employee director may not exceed $800,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000;

●	The 2022 Plan does not provide for automatic acceleration of vesting upon a change-in-control;

●	Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the underlying award and will not be paid unless and until the underlying award vests;

2022 Proxy Statement	61

Omnibus Incentive Plan Proposal

●	Any material amendment to the 2022 Plan is subject to approval by our shareholders; and

●	The term of the 2022 Plan will expire on April 27, 2032.

Based solely on the closing price of our common stock as reported by the Nasdaq Capital Market on March 3, 2022 ($40.79) and the maximum number of shares that would have been available for awards as of such date under the 2022 Plan had it existed at that time, the maximum aggregate market value of the common stock that could potentially be issued under the 2022 Plan is $227,310,841. The shares we issue under the 2022 Plan will be authorized but unissued shares, treasury shares or shares of common stock purchased in the open market or otherwise. The shares of common stock underlying any awards that are forfeited, expired or settled in cash (in whole or in part), under the 2022 Plan, the 2019 Plan, the 2017 Plan, and the 2009 Plan (the 2009 Plan, the 2017 Plan and the 2019 Plan, the “Prior Plans”) after December 31, 2021 will be added back to the shares of common stock available for issuance under the 2022 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right under the 2022 Plan, or, after December 31, 2021, an award other than an option or stock appreciation right under any Prior Plan, are satisfied by the tendering of shares or by the withholding of shares by Vericel, the shares so tendered or withheld will be added to the shares available for awards under the 2022 Plan. Any shares that again become available for grant under the 2022 Plan will be added back as (i) one share for each share subject to a stock option or stock appreciation right, and (ii) 1.5 shares for each share subject to an award other than a stock option or stock appreciation right. Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool.

Rationale for Adoption of the 2022 Plan

The 2022 Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. Our Compensation Committee and the Board of Directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success. By ensuring that our employees and directors hold equity awards, we link the interests of those employees and directors with those of our shareholders and motivate our employees and directors to act as owners of the business. Equity-based compensation is a critical component of our overall competitive pay mix, which is designed to achieve the appropriate balance between short- and long-term incentives through annual cash bonuses and equity awards, respectively.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees and non-employee directors. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high-performing employees.

Burn Rate

The following table sets forth information regarding historical awards granted for the 2019 through 2021 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted-average number of shares of common stock outstanding for that year:

Share Element	2021	2020	2019
Stock Options Granted	1,683,568	1,356,540	2,033,760
Full-Value Awards Granted	266,759	196,836	186,922
Total Awards Granted	1,950,327	1,553,376	2,220,682
Weighted-average common shares outstanding during the fiscal year	46,472,000	45,221,000	44,180,000
Annual Burn Rate	4.2%	3.4%	5.0%
Three-Year Average Burn Rate		4.2%

62

Omnibus Incentive Plan Proposal

Our Compensation Committee determined the size of the reserved pool under the 2022 Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and directors and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that the share reserve will last for approximately two to three years. As of December 31, 2021, the sum of outstanding equity awards and total shares available for future grant if the 2022 Plan is approved would be 19.9% of fully-diluted shares outstanding, which we define as the sum of outstanding equity awards, total shares available for future grant including new shares, and common shares outstanding on December 31, 2021.

Summary of the 2022 Plan

The following description of certain features of the 2022 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2022 Plan, which is attached hereto as Appendix I.

Share Reserve

The maximum number of shares of common stock available for awards under the 2022 Plan is 5,572,710 shares, less one share of common stock for every share subject to an option or stock appreciation right granted after December 31, 2021 and prior to the effective date of the 2022 Plan under the 2019 Plan and 1.5 shares for each share of common stock subject to an award other than an option or stock appreciation right granted after December 31, 2021 and prior to the effective date of the 2022 Plan under the 2019 Plan. The shares of common stock underlying any awards that are forfeited, expire or are settled in cash (in whole or in part) under the 2022 Plan and the Prior Plans after December 31, 2021, will be added back to the shares of common stock available for issuance under the 2022 Plan. In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right under the 2022 Plan or, after December 31, 2021, an award other than an option or stock appreciation right under any Prior Plan, are satisfied by the tendering of shares or by the withholding of shares by Vericel, the shares so tendered or withheld will be added to the shares available for awards under the 2022 Plan. Any shares that again become available for grant under the 2022 Plan will be added back as (i) one share for each share subject to a stock option or stock appreciation right, and (ii) 1.5 shares for each share subject to an award other than a stock option or stock appreciation right. Shares tendered or withheld for taxes with respect to options or stock appreciation rights will not be added back to the reserved pool under the 2022 Plan. Upon the exercise of a stock appreciation right that is settled in shares of common stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares tendered by a participant or withheld by Vericel in payment of the purchase price of an option and shares we reacquire on the open market or otherwise using cash proceeds from the exercise of options will not be added to the reserved pool.

Plan Administration

The 2022 Plan will be administered by the Compensation Committee. The Compensation Committee will have the full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2022 Plan. The Compensation Committee may delegate to one or more executive officers or a committee of executive officers the right to grant awards to employees under the 2022 Plan who are not directors or executive officers of Vericel and the authority to take action on behalf of the Compensation Committee pursuant to the 2022 Plan to cancel or suspend awards to employees who are not directors or executive officers of Vericel.

Eligibility

Persons eligible to participate in the 2022 Plan will be those employees, non-employee directors and consultants of Vericel and its affiliates as selected from time to time by the Compensation Committee in its discretion. Approximately 285 individuals are currently eligible to participate in the 2019 Plan (and would be eligible to participate in the 2022 Plan were it currently in effect), which includes five (5) executive officers, 272 employees who are not executive officers, seven (7) non-employee directors and zero (0) consultants.

Cap on Annual Director Compensation

The aggregate value of all awards granted to any non-employee director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such non-employee director for services rendered as a non-employee director for the same year shall not exceed $800,000; provided, however, that with respect to the Chairman of the Board of Directors, the lead independent director, or any newly-elected non-employee director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

2022 Proxy Statement	63

Omnibus Incentive Plan Proposal

Plan Limits

Subject to adjustments for mergers, reorganizations, recapitalizations, stock splits and similar events, no more than 5,572,710 shares of common stock may be issued in the form of incentive stock options. After the effective date of the 2022 Plan, no awards may be granted under the Prior Plans.

Effect of Awards

For purposes of determining the number of shares of common stock available for issuance under the 2022 Plan, the grant of any “full value” award, such as a restricted stock award, RSU or share-based performance award will be counted as 1.5 shares for each share of common stock actually subject to the award. The grant of any stock option or stock appreciation right will be counted for this purpose as one share for each share of common stock actually subject to the award.

Stock Options

The 2022 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2022 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Vericel and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the closing price of the shares of common stock on the Nasdaq Capital Market on the grant date. Other than to appropriately reflect changes in our capital structure, the Compensation Committee may not without the approval of our shareholders (a) lower the exercise price of an option after it is granted, (b) cancel an option when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award (other than in connection with a change-in-control or with respect to a substitute award), or (c) take any other action with respect to an option that would be treated as a repricing under the rules and regulations of the Nasdaq Stock Market.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised.

Unless otherwise provided in the applicable award agreement, upon exercise of options, the exercise price must be paid in full by one of the following methods: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired shares (either actually or by attestation), valued at their then fair market value, (iii) with the consent of the Compensation Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price, (iv) with respect to options that are not incentive stock options, by a “net exercise” arrangement pursuant to which we will reduce the number of shares issuable upon exercise by the largest whole number of shares with a fair market value that does not exceed the aggregate exercise price, (v) through any other method specified in an award agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to cash or shares of common stock equal to the value of the appreciation in the stock price over the exercise price. The grant price of a stock appreciation right may not be less than the fair market value of the common stock on the date of grant. The maximum term of a stock appreciation right is ten years.

64

Omnibus Incentive Plan Proposal

Restricted Stock and Restricted Stock Units

The Compensation Committee may award shares of common stock and RSUs to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with us through a specified restricted period. RSUs are ultimately payable in the form of cash, shares of common stock or other property, in the discretion of the Compensation Committee. During the vesting period, restricted stock awards and RSUs may be credited with dividend equivalents (but dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests). In no event shall the holder of RSUs have voting rights until the RSUs vest and are settled in shares of common stock.

Performance Awards

The Compensation Committee may grant performance awards to any participant that entitle the recipient to receive cash, shares of common stock or other property upon the achievement of performance goals and such other conditions as the Compensation Committee shall determine.

Dividend Equivalents

The Compensation Committee may grant dividend equivalents as a component of any award other than a stock option or stock appreciation right. Dividend equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying award and shall not be paid unless and until the underlying award vests.

Change of Control Provisions

The 2022 Plan provides that, in the event of a “change-in-control,” as defined in the 2022 Plan, the Compensation Committee may determine that (i) stock options and stock appreciation rights outstanding as of the date of the change-in-control shall be cancelled and terminated without payment therefor if the fair market value of one share of common stock as of the date of the change-in-control is less than the per share exercise price of a stock option or the per share grant price of a stock appreciation right and (ii) all performance awards shall be considered to be earned and payable as provided in the applicable award agreement, and any limitations or other restrictions shall lapse and such performance awards shall be immediately settled or distributed. Unless otherwise provided in an award agreement, in the event of a change-in-control, to the extent that the successor company does not assume, continue or substitute an award, then immediately prior to the change-in-control: (i) stock options and stock appreciation rights outstanding as of the date of the change-incontrol shall immediately vest and become fully exercisable and (ii) the restrictions, limitations and conditions on restricted stock awards and RSU awards shall lapse and such awards shall become fully vested and transferable. In the event of a change-in-control in which awards are assumed, substituted or continued, such awards shall be subject to double-trigger acceleration to the extent set forth in the applicable award agreement. The Compensation Committee may determine that, upon the occurrence of a change-in-control, each outstanding stock option and stock appreciation right shall terminate within a specified number of days after notice to the participant, and/ or that each participant shall receive, with respect to each share subject to such stock option or stock appreciation right, an amount equal to the excess (if any) of the fair market value of such share immediately prior to the occurrence of the change-in-control over the exercise price per share of such stock option or stock appreciation right. The Compensation Committee shall also have the option to make or provide for a payment to the grantees holding other awards in an amount equal to the fair market value of one share immediately prior to the occurrence of such change-in-control multiplied by the number of vested shares under such awards.

Adjustments for Stock Dividends, Stock Splits, Etc.

In the event of a merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the common stock or the value thereof, such adjustments and other substitutions shall be made to the 2022 Plan and to awards thereunder as the Compensation Committee deems equitable or appropriate taking into consideration the accounting and tax consequences.

Tax Withholding

Participants in the 2022 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon the exercise of options or stock appreciation rights or vesting or settlement of other awards. The Compensation Committee may permit the tax withholding obligations to be satisfied by allowing a participant to authorize us to withhold from shares of common stock to be issued pursuant to any award a number of shares with an aggregate fair market value (as of the date the withholding is effected)

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Omnibus Incentive Plan Proposal

that would satisfy the withholding amount due. The Compensation Committee may also require that (i) awards be subject to mandatory share withholding up to the required withholding amount, or (ii) Vericel’s tax withholding obligation be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to the award are immediately sold and the proceeds from such sale are remitted to Vericel in an amount that would satisfy the withholding amount due.

Clawback Policy

All awards made under the 2022 Plan will be subject to the terms and provisions of any clawback policy of Vericel in effect from time to time.

Amendments and Termination

The Board of Directors may, at any time, amend or discontinue the 2022 Plan and the Compensation Committee may, at any time, amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding award without the holder’s consent. To the extent required under Nasdaq rules, any amendments that materially change the terms of the 2022 Plan will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined to be required by the Code to preserve the qualified status of incentive options.

Effective Date of the 2022 Plan

The Board of Directors adopted the 2022 Plan on February 16, 2022. The 2022 Plan will become effective on the date it is approved by shareholders. Awards of incentive options may be granted under the 2022 Plan until February 16, 2032. No other awards may be granted under the 2022 Plan after the date that is ten years from the date of shareholder approval.

Plan Benefits

No awards have been granted under the 2022 Plan. Any future awards under the 2022 Plan will be granted at the discretion of the Compensation Committee, and, accordingly, are not yet determinable. In addition, benefits under the 2022 Plan, will depend on a number of factors, including the fair market value of our common stock on future dates. Consequently, it is not possible to determine the benefits that might be received by participants under the 2022 Plan.

Tax Aspects of the Code

The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2022 Plan. It does not describe all federal tax consequences under the 2022 Plan, nor does it describe foreign, state or local tax consequences.

Incentive Options

No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then, (i) upon the sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above, which is referred to as a “disqualifying disposition,” generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

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Omnibus Incentive Plan Proposal

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options

No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards

We will generally be entitled to a tax deduction in connection with an award under the 2022 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize that tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for a further deferral.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change-in-control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions

Under Section 162(m) of the Code, our deduction for certain awards under the 2022 Plan may be limited to the extent that the Chief Executive Officer, Chief Financial Officer or other covered employee receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021, regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2019 Plan, the 2017 Plan, the 2009 Plan, and the 2015 Employee Stock Purchase Plan (the “ESPP”).

Plan category[1]	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a))(c)
Equity compensation plans approved by security holders:	6,814,093(1)	23.76(2)	3,077,055(3)
Equity compensation plans not approved by security holders:	—	—	—
Total	6,814,093	23.76	3,077,055

(1)	Includes 5,669,690 shares of common stock issuable upon the exercise of outstanding options, 398,748 shares of common stock issuable upon the vesting of RSUs and 745,655 shares of common stock issuable from the exercise of the ESPP offering period ended on December 31, 2021.
(2)	Since RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)	As of December 31, 2021, there were zero shares available for grants under our 2009 Plan, zero shares available for grants under our 2017 Plan, 2,822,710 shares available for grants under our 2019 Plan and 254,345 shares available for grants under our ESPP.

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Omnibus Incentive Plan Proposal

Vote Required and the Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast is required for approval of the 2022 Omnibus Incentive Plan. If you abstain from voting on this Proposal, it will have no effect on the voting of the proposal. If you submit your proxy without indicating your voting instructions, your shares will be voted “FOR” this proposal. Brokers, bankers and other nominees do not have discretionary voting power on this matter and, accordingly, “broker non-votes” will have no effect on the voting for this proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the 2022 Omnibus Incentive Plan.

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Information about Stock Ownership

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of March 3, 2022, or as otherwise set forth below, with respect to the beneficial ownership of Vericel’s common stock by (i) all persons known by Vericel to be the beneficial owners of more than 5% of the outstanding common stock of Vericel, (ii) each director and director nominee of Vericel, (iii) each executive officer of Vericel, and (iv) all executive officers and directors of Vericel as a group.

	Shares Owned(1)
Name and Address of Beneficial Owner	Shares Subject to Options Exercisable within the 60-Day Period following March 3, 2022	Shares Individuals Have Rights to Acquire upon the Vesting of RSUs within the 60-Day Period following March 3, 2022	Number of Shares	Percentage of Class(2)
5% Shareholders:
BlackRock, Inc.(3)			7,073,199	15.0%
Brown Capital Management, LLC(4)			5,789,989	12.3%
RTW Investments, LP(5)			4,517,570	9.6%
Alger Associates, Inc.(6)			3,203,362	6.8%
The Vanguard Group(7)			3,049,063	6.5%
State Street Corporation(8)			2,809,660	6.0%
Directors and Named Executive Officers:
Robert L. Zerbe	63,250	2,600	97,645	*
Alan L. Rubino	110,750	2,600	122,744	*
Heidi Hagen	101,750	2,600	114,600	*
Steven C. Gilman	55,250	2,600	61,350	*
Kevin F. McLaughlin	102,750	2,600	108,850	*
Paul K. Wotton	6,500	2,600	35,702	*
Lisa Wright	6,870	2,351	9,221
Dominick C. Colangelo	1,315,990		1,472,650	3.1%
Joe Mara	50,000		61,670
Michael Halpin	157,329		167,667	*
Sean C. Flynn	79,375		83,027	*
Jonathan Hopper	69,604		118,915	*
All officers and directors as a group (12 persons)(9)	2,119,418	17,951	2,454,041	5.2%
*	Represents less than 1% of the outstanding shares of Vericel’s common stock equivalents.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Except as indicated in the footnotes to this table, to the knowledge of Vericel, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. The number of shares owned and percentage ownership amounts include certain options under our 2019 Plan, 2017 Plan, and 2009 Plan and our ESPP and RSUs under our 2019 Plan and 2017 Plan. Pursuant to the rules of the SEC, the number of shares of Vericel’s common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of March 3, 2022, and shares of our common stock that may be acquired upon the vesting of RSUs within 60 days of March 3, 2022.
(2)	Calculated on the basis of 47,035,477 shares of common stock outstanding as of March 3, 2022.
(3)	As reported in a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. has sole voting power with respect to 7,017,870 shares and sole dispositive power with respect to all 7,073,199 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(4)	As reported in a Schedule 13G/A filed with the SEC on February 14, 2022, Brown Capital Management, LLC beneficially owns 5,789,989 shares of which 3,137,553

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Information about Stock Ownership

shares are beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power with respect to 3,690,369 shares and sole dispositive power with respect to all 5,789,989 shares. The address for Brown Capital Management, LLC is 1201 N. Calvert Street, Baltimore, MD 21202.
(5)	As reported in a Schedule 13G/A filed with the SEC on February 12, 2021, RTW Investments, LP has shared voting and dispositive power with respect to all 4,517,570 shares, which voting and dispositive power is shared with Roderick Wong, the managing partner of RTW Investments LP. RTW Master Fund, Ltd. has shared voting and dispositive power with respect to 3,172,630 shares, which voting and dispositive power is shared with RTW Investments LP and Roderick Wong. The address for RTW Investments LP is 40 10th Avenue Floor 7, New York, NY 10014.
(6)	As reported in a Schedule 13G filed with the SEC on February 14, 2022, Alger Associates, Inc. beneficially owns 3,203,362 shares, which are beneficially owned by one or more open-end investment companies or other managed accounts that are investment management clients of Fred Alger Management, LLC (“FAM”), a registered investment adviser. FAM is a 100% owned subsidiary of Alger Group Holdings, LLC (“AGH”), a holding company. AGH is a 100% owned subsidiary of Alger Associates, Inc., a holding company. Alger Associates, Inc. has sole voting power with respect to all 3,203,362 shares and sole dispositive power with respect to all 3,203,362 shares. The address for Alger Associates, Inc. is 100 Pearl Street, 27th Floor, New York, NY 10004.
(7)	As reported in a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group has sole voting power with respect to 0 shares and shared voting power with respect to 486,686 shares. The Vanguard Group has sole dispositive power with respect to 2,928,819 shares and shared dispositive power with respect to 120,244 shares. The address for the Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(8)	As reported in a Schedule 13G filed with the SEC on February 11, 2022, State Street Corporation has sole voting power with respect to 0 shares and shared voting power with respect to 2,712,762 shares. State Street Corporation has sole dispositve power with respect to 0 shares and shared dispostivie power with respect to all 2,809,660 shares. The address for State Street Corporation is 1 Lincoln Street, Boston, MA 02111.
(9)	The address for the twelve beneficial owners that are persons is c/o Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139.

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Additional Information

General Information about the Meeting, Solicitation and Voting

What am I voting on?

There are four proposals scheduled to be voted on at the Annual Meeting:

1.	To elect eight (8) directors, each to each serve a term of one year expiring at the 2023 annual meeting of shareholders;
2.	To approve, on an advisory basis, the compensation of our named executive officers;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
4.	To approve the adoption of our 2022 Omnibus Incentive Plan.

Who is entitled to vote?

Shareholders as of the close of business on March 3, 2022 (the “Record Date”) may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as “registered shareholder”); and

•	Held for you in an account with a broker, bank or other nominee (also referred to as shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares.

What constitutes a quorum?

A majority in interest of all stock issued, outstanding and entitled to vote at a meeting must be present or represented by proxy to constitute a quorum at the Annual Meeting. Abstentions and shares represented by “broker non-votes,” as described below, are counted as present and entitled to vote for purposes of determining a quorum. As of the Record Date 47,035,477 shares of Vericel’s common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

The following explains how many votes are required to approve each proposal, provided that a majority of our shares is present at the Annual Meeting (present in person or represented by proxy).

•	The election of each of our eight (8) director candidates requires the affirmative vote of a plurality of the total shares of common stock entitled to vote and represented in person or by proxy
•	Approval of the non-binding, advisory resolution to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on the proposal
•	Ratifying PricewaterhouseCoopers LLP as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2022 requires the affirmative vote of a majority of the votes cast on the proposal, and
•	Approval of the 2022 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal

How are votes counted and who are the proxies?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting or represented by proxy where the shareholder properly withholds authority to vote for such nominee in accordance with the proxy instructions and “broker non-votes” will not be counted toward such nominee’s achievement of a plurality.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the non-binding, advisory resolution approving the compensation of our named executive officers. If you abstain from voting on the non-binding, advisory resolution approving the compensation of our named executive officers, it will have no effect on the voting of the proposal. “Broker non-votes” do not have discretionary voting power on this matter and, accordingly, “broker non-votes” will have no effect on the ratification. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” the resolution approving the compensation of our named executive officers.

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Additional Information

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of PricewaterhouseCoopers LLP. If you abstain from voting on the proposal to ratify PwC, it will have no effect on the voting of the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter and, accordingly, “broker non-votes” will have no effect on the ratification. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” the resolution ratifying PwC.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the approval of our 2022 Omnibus Incentive Plan. If you abstain from voting on the approval of our 2022 Omnibus Incentive Plan, it will have no effect on the voting of the proposal. If you just sign and submit your proxy card without marking your voting instructions, your shares will be voted “FOR” the resolution approving our 2022 Omnibus Incentive Plan.

The persons named as attorneys-in-fact in the proxies, Dominick C. Colangelo and Joseph Mara, were selected by the Board of Directors and are officers of Vericel. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter. Pursuant to applicable rules, brokers will have discretionary authority to vote on the proposal to ratify the appointment of PwC.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the election of each of the nominees to the Board of Directors
•	“FOR” the advisory resolution to approve the compensation of our named executive officers
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Vericel’s independent registered public accounting firm for the fiscal year ending December 31, 2022
•	“FOR” the approval of the 2022 Omnibus Incentive Plan

How do I vote my shares without attending the meeting?

If you are a shareholder of record, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In any circumstance, you may vote:

•	By Internet or Telephone—You may vote by Internet or telephone by following the voting instructions on the proxy card and on www. proxyvote.com or as directed by your broker or other nominee. In order to vote via the Internet or by telephone, you must have the shareholder identification number which is provided in your Notice.
•	By Mail—If you requested a proxy card by mail, you may vote by signing, voting and returning your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. If you vote by Internet or telephone, please do not mail the proxy card. Your proxy card must be received prior to the Annual Meeting.

Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on April 26, 2022.

How do I attend the Annual Meeting?

We will be hosting the Annual Meeting live via the internet. You will not be able to attend the Annual Meeting in person. Any shareholder can listen to and participate in the Annual Meeting live via the internet at www.virtualshareholdermeeting.com/VCEL2022. Our Board annually considers the appropriate format of our annual meeting and this year has decided to again hold a virtual annual meeting due to the ongoing COVID-19 global pandemic. In addition, we intend the virtual meeting format to provide shareholders with a similar level of transparency to the traditional in-person meeting format and we will take steps to ensure such an experience. Our shareholders will be afforded the same opportunities to participate at the Annual Meeting as they would at an in-person annual meeting of shareholders. Our Annual Meeting will allow shareholders to submit questions and comments during the meeting. After the meeting, we will spend 15 minutes answering shareholder questions that comply with the meeting rules of conduct, which will be posted on the virtual meeting web portal. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.

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Additional Information

The Annual Meeting webcast will begin promptly at 9:00 a.m., Eastern Time, on April 27, 2022. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin, and shareholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for check-in procedures.

You will need the 16-digit control number included on your Notice of Internet Availability or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to be able to vote your shares or submit questions during the Annual Meeting. Instructions on how to connect to the Annual Meeting and participate via the Internet, including how to demonstrate proof of stock ownership, will be posted at www.virtualshareholdermeeting.com/ VCEL2022 two weeks prior to the date of the Annual Meeting. If you do not have your 16-digit control number, you will be able to access and listen to the Annual Meeting as a guest, but you will not be able to vote your shares or submit questions during the Annual Meeting.

We have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting or submitting questions. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting web portal.

What does it mean if I receive more than one proxy card?

It generally means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote according to the instructions for each proxy card you receive.

May I change my vote?

Yes. Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may revoke your proxy or change your vote before the proposal is voted on at the Annual Meeting by:

•	Sending a written statement to that effect to the attention of the Senior Vice President, General Counsel and Secretary of Vericel at 64 Sidney Street, Cambridge, Massachusetts 02139, provided such statement is received no later than April 26, 2022;
•	Voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on April 26, 2022;
•	Submitting a properly signed proxy card with a later date that is received no later than April 26, 2022; or
•	Attending the Annual Meeting and revoking your proxy and voting during the Annual Meeting.

What are the costs associated with the solicitation of proxies?

The cost of soliciting proxies will be borne by us. Voting results will be tabulated and certified by Broadridge Financial Solutions. Vericel may solicit shareholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have our stock registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. Vericel may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

Shareholder Proposals To Be Presented at Next Annual Meeting

Under Vericel’s Bylaws, in order for business and director nominations to be properly brought before a meeting by a shareholder, such shareholder must have given timely notice thereof in writing to the Senior Vice President, General Counsel and Secretary of Vericel. To be timely, such notice must be received at Vericel’s principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date Vericel’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except that (i) if no annual meeting was held in the previous year, (ii) if the date of the Annual Meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year’s proxy statement, or (iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

If none of the events described in (i) through (iii) above occur, then the deadline for submitting shareholder proposals or nominations for directors for inclusion in our proxy statement and form of proxy pursuant to Rule 14a-8 of the SEC’s proxy rules for the next annual meeting of shareholders will be November 18, 2022 and shareholder proposals submitted outside the processes of Rule 14a-8 received after November 18, 2022 will be considered untimely under Vericel’s Bylaws. In order to be brought before the next annual meeting, any such proposal or nomination must include the relevant information as required under our Bylaws and must otherwise meet applicable requirements of the SEC’s proxy rules if such proposal or nomination is to be included in our proxy statement for the next annual meeting.

Shareholder proposals and director nominations should be delivered to: Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts

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Additional Information

02139, Attention: General Counsel and Secretary. Vericel recommends that such proposals be sent by certified mail, return receipt requested.

Shareholder Communications with Directors

The Board of Directors has adopted a Shareholder Communications with Directors Policy, which is available on the Investor Relations page of our website, www.vcel.com.

Where You Can Find More Information

The Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 is available at www.proxyvote.com.

The SEC allows us to “incorporate by reference” information into this Definitive Proxy Statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this Definitive Proxy Statement, except for any information directly superseded by information contained in this Definitive Proxy Statement.

We incorporate by reference into this Definitive Proxy Statement the following financial statements and other information, which contain important information about us and our business and financial results:

•	the financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Definitive Proxy Statement and before the Annual Meeting. The SEC allows us to incorporate by reference into the Proxy Statement such documents. You should consider any statement contained in this Definitive Proxy Statement (or in a document incorporated into this Proxy Statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

Shareholders may obtain a copy of the Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 by writing to Vericel at the following address: Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139, Attention: General Counsel and Secretary. Copies of our SEC filings are also available to the public on the SEC’s web site at www.sec.gov.

Householding

The SEC permits a single Proxy Statement to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more shareholders reside, you will likely be receiving only one Proxy Statement unless any shareholder at that address has given the broker contrary instructions. However, if any such beneficial shareholder residing at such an address wishes to receive a separate Proxy Statement in the future, or if any such beneficial shareholder that elected to continue to receive a separate Proxy Statement wishes to receive a single Proxy Statement in the future, that shareholder should contact their broker or send a request to us care of the General Counsel and Secretary at Vericel Corporation, 64 Sidney St., Cambridge, Massachusetts 02139. Telephone requests may be directed to (617) 588-5555. We will deliver, promptly upon written or oral request, a separate copy of this Proxy Statement to a beneficial shareholder at a shared address to which a single copy of the documents was delivered.

74

Additional Information

Transaction of Other Business

As of the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

GAAP versus Non-GAAP Measures

Vericel’s reported earnings, net revenue and other indicators of financial performance, as presented in this Proxy Statement, are generally prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the SEC. In this Proxy Statement, Vericel has provided certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this Proxy Statement, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Reconciliation of Reported Annual Net (Loss) Income (GAAP) to Adjusted EBITDA (non-GAAP Measure) – Unaudited

Annual Adjusted EBITDA (In Thousands)	2019 ($)	2020 ($)	2021 ($)
Net (Loss) Income (GAAP)	(9,665)	2,864	(7,471)
NexoBrid upfront license agreement payment	17,500	—	—
Stock-based compensation expense	13,179	13,843	34,322
Depreciation and amortization	1,744	2,383	2,965
Loss on extinguishment of debt	—	—	—
Net interest income	(1,606)	(685)	(220)
Income tax expense (benefit)	—	180	(111)
Adjusted EBITDA (Non-GAAP)	21,152	18,585	29,485
Adjusted EBITDA margin	18%	15%	19%

Special Note Regarding Forward-Looking Statements

This Proxy Statement and other materials we are sending you or that are available on our website in connection with the Annual Meeting (the Other Materials) contain “forward-looking statements” as defined under federal securities laws. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. These forward-looking statements are based on our current expectations and assumptions, and are subject to risk and uncertainties that could cause our actual results or experience and the timing of events to differ significantly from the forward-looking statements. Factors that could cause or contribute to these differences include those discussed in Vericel’s Annual Report on Form 10-K for the year-ended December 31, 2021, as filed with the SEC on February 24, 2022 under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition” and “Results of Operations” and elsewhere in the Annual Report. You should carefully consider that information before voting.

These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

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Additional Information

APPROVAL

The contents of this Proxy Statement and the sending thereof to shareholders have been authorized by the Board.

By Order of the Board of Directors:

Sean C. Flynn

Senior Vice President, General Counsel and Secretary
March 17, 2022

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Appendix I

2022 Omnibus Incentive Plan

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Appendix I

Vericel Corporation 2022 Omnibus Incentive Plan

(Effective as of April 27, 2022)

Vericel Corporation (the “Company”), a Michigan corporation, hereby establishes and adopts the following 2022 Omnibus Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN
The purpose of the Plan is to assist the Company and its Affiliates in attracting and retaining certain individuals to serve as directors, employees, consultants and/or advisors of the Company and its Affiliates who are expected to contribute to the Company’s success and achieve long-term objectives that will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2.	DEFINITIONS
	2.1.	“2019 Plan” shall have the meaning set forth in Section 3.1(a).
	2.2.	“Affiliate” shall mean, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board or the Committee shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
	2.3.	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
	2.4.	“Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award granted hereunder, whether in writing or through an electronic medium.
	2.5.	“Board” shall mean the board of directors of the Company.
	2.6.	“Change in Control” shall have the meaning set forth in Section 10.3.
	2.7.	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
	2.8.	“Committee” shall mean the Compensation Committee of the Board or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an “independent director” for purpose of the rules of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded) to the extent required by such rules.
	2.9.	“Consultant” shall mean any consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
	2.10.	“Director” shall mean a non-employee member of the Board.
	2.11.	“Dividend Equivalents” shall have the meaning set forth in Section 11.5.
	2.12.	“Effective Date” shall have the meaning set forth in Section 12.13.
	2.13.	“Employee” shall mean any employee of the Company or any Affiliate and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Affiliate.
	2.14.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
	2.15.	“Fair Market Value” shall mean, with respect to Shares as of any date, (i) the per Share closing price of the Shares as reported on the NASDAQ Stock Market on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), (ii) if the Shares are not then listed on the NASDAQ Stock Market, the closing price on the principal U.S. national securities exchange on which the Shares are listed (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported), or (iii) if the Shares are not listed on a U.S. national securities exchange, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion
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Appendix I

using appropriate criteria, a reasonable application of a reasonable method in accordance with the regulations under Section 409A of the Code and, with respect to Incentive Stock Options, in accordance with the requirements of Section 422 of the Code. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.
2.16.	“Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
2.17.	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.18.	“Participant” shall mean an Employee, Director or Consultant who the Committee determines to receive an Award under the Plan.
2.19.	“Payee” shall have the meaning set forth in Section 12.1.
2.20.	“Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Section 9.
2.21.	“Performance Cash” shall mean any cash incentives granted pursuant to Section 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.
2.22.	“Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to an Award are to be measured.
2.23.	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
2.24.	“Performance Unit” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
2.25.	“Permitted Assignee” shall have the meaning set forth in Section 11.3.
2.26.	“Prior Plans” shall mean, collectively, the 2019 Plan, the Vericel Corporation 2017 Omnibus Incentive Plan and the following Aastrom Biosciences, Inc. plan: Amended and Restated 2009 Omnibus Incentive Plan.
2.27.	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.28.	“Restricted Stock Award” shall have the meaning set forth in Section 7.1.
2.29.	“Restricted Stock Unit Award” shall have the meaning set forth in Section 8.1.
2.30.	“Restricted Stock Unit” shall mean an Award that is valued by reference to a Share, which value may be paid to the Participant upon satisfaction of such vesting restrictions as the Committee in its sole discretion shall impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.31.	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
2.32.	“Separation from Service” shall have the meaning set forth in Section 12.15.
2.33.	“Shares” shall mean the shares of common stock, no par value, of the Company.
2.34.	“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.
2.35.	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.
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Appendix I

3.	SHARES SUBJECT TO THE PLAN
3.1.	Number of Shares.

(a)	Subject to adjustment as provided in Sections 3.1(b) and 11.2 and as of the Effective Date, the number of Shares that shall be authorized for grant under the Plan shall equal a total of (i) 5,572,710 Shares[1], as increased pursuant to paragraph (b) of this Section, less (ii) one (1) Share for every one (1) Share that was subject to an option or stock appreciation right granted after December 31, 2021 and prior to the Effective Date under the Vericel Corporation Amended and Restated 2019 Omnibus Incentive Plan (the “2019 Plan”) and 1.5 Shares for every one (1) Share that was subject to an award other than an option or stock appreciation right granted after December 31, 2021 and prior to the Effective Date under the 2019 Plan. Any Shares that are subject to Options or Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Share granted, and any Shares that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as 1.5 Shares for every one (1) Share granted. After the Effective Date, no awards may be granted under any Prior Plan.
(b)	If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) after December 31, 2021, any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires or is settled for cash (in whole or in part), the Shares subject to such Award or award under the Prior Plans shall, to the extent of such forfeiture, expiration or cash settlement, be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right or, after December 31, 2021, an award other than an option or stock appreciation right under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or, after December 31, 2021, an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or, after December 31, 2021, an option or stock appreciation right granted under the Prior Plans, and (ii) Shares subject to a Stock Appreciation Right or, after December 31, 2021, a stock appreciation right granted under the Prior Plans that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or, after December 31, 2021, options granted under the Prior Plans.
(c)	Shares issued under Substitute Awards shall not reduce the Shares authorized for grant under the Plan nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above.
(d)	Any Shares that again become available for grant pursuant to paragraph (b) of this Section shall be added back as (i) one (1) Share if such Shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plans, and (ii) as 1.5 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or awards other than options or stock appreciation rights granted under the Prior Plans.

3.2.	Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3.	Limit on Awards to Directors. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted to any Director during any single calendar year plus the aggregate amount of all cash earned and paid or payable to such Director for services rendered as a Director for the same year shall not exceed $800,000; provided, however, that with respect to the Chairman of the Board, the lead independent Director, or any newly-elected Director in his or her first calendar year of service, such amount shall not exceed $1,000,000.

1 Comprised of 2,822,710 shares that were available under the 2019 Plan as of December 31, 2021, plus an incremental 2,750,000 shares.

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Appendix I

4.	ELIGIBILITY AND ADMINISTRATION
4.1.	Eligibility. Any Employee, Director or Consultant shall be eligible to participate, in accordance with the terms of the Plan.

4.2.	Administration.

(a)	The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:
(i)	select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder;
(ii)	determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder;
(iii)	determine the number of Shares (or dollar value) to be covered by each Award granted hereunder;
(iv)	determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder (including the power to amend outstanding Awards);
(v)	accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property;
(vii)	determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;
(viii)	determine whether, to what extent and under what circumstances any Award shall be canceled or suspended;
(ix)	interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement;
(x)	correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;
(xi)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;
(xii)	determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and
(xiii)	make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

Subject to Section 4.2(b) below, in determining whether to make an Award, to whom to make an Award, the type of Award or the size of the Award, the Committee may consult with management of the Company.

(b)	Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Affiliate. Subject to applicable law, majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.
(c)	To the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate to: (i) a committee of one or more members of the Board the authority to take action on behalf of the Committee under the Plan including the right to grant, cancel, suspend or amend Awards and (ii) one or more “executive officers” within the meaning of Rule 16a-1(f) of the Exchange Act or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.
(d)	The Board in its discretion may ratify and approve actions taken by the Committee. In addition, to the extent not inconsistent with applicable law or the rules and regulations of the NASDAQ Stock Market or such other principal U.S. national securities exchange on which the Shares are traded, the Board may take any action under the Plan that the Committee is authorized to take. In the event the Board takes such action, references to the Committee hereunder shall be understood to refer to the Board.

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Appendix I

5.	OPTIONS
5.1.	Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Section 5 and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
5.2.	Award Agreements. All Options granted pursuant to this Section 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Section may hold more than one Option granted pursuant to the Plan at the same time.
5.3.	Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Section 5 shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 11.2, the Committee shall not without the approval of the Company’s shareholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option when the option price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards), and (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).
5.4.	Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided, that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Affiliate.
5.5.	Exercise of Options.
(a)	Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by the giving of notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may from time to time prescribe.
(b)	Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation), valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with respect to Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.
(c)	Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or, if applicable, a tandem Stock Appreciation Right) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes (subject to Section 12.1); provided, however, any fractional Share shall be settled in cash.

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Appendix I

5.6.	Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities.

5.7.	Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Affiliate, subject to the requirements of Section 422 of the Code; provided, however, that for purposes of this Section “Affiliate shall mean, at the time of determination, any “parent” or “subsidiary of the Company as such terms are defined in Section 424 of the Code and the regulations thereunder. Notwithstanding anything in Section 3.1 to the contrary and solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 5,572,710 Shares, subject to adjustment as provided in Section 11.2.

6.	STOCK APPRECIATION RIGHTS
6.1.	Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award, in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2.	Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a)	Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.
(b)	The Committee shall determine in its sole discretion whether payment upon the exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(c)	The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.
(d)	The Committee may impose such other conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code), except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.2 and (ii) a term not greater than ten (10) years. In addition to the foregoing, but subject to Section 11.2, the Committee shall not without the approval of the Company’s shareholders (x) lower the grant price per Share of any Stock Appreciation Right after it is granted, (y) cancel any Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 10.3 or Substitute Awards), and (z) take any other action with respect to any Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded).
(e)	In no event may any Stock Appreciation Right granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance.
(f)	An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes (subject to Section 12.1); any fractional Share shall be settled in cash.

7.	RESTRICTED STOCK AWARDS
7.1.	Grants. Awards of Restricted Stock may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”), and such Restricted Stock Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Affiliate as a condition precedent to the issuance of Restricted Stock.

7.2.	Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards need not be the same with respect to each Participant.

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Appendix I

7.3.	Rights of Holders of Restricted Stock. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided, however, that any Shares, cash or any other property distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be accumulated or credited, and shall be subject to the same restrictions and risk of forfeiture as such Restricted Stock and shall not be paid until and unless the underlying Award vests.

8.	RESTRICTED STOCK UNIT AWARDS
8.1.	Grants. Other Awards of units having a value equal to an identical number of Shares (“Restricted Stock Unit Awards”) may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Restricted Stock Unit Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based incentive compensation.

8.2.	Award Agreements. The terms of Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan. Restricted Stock Unit Awards shall be subject to vesting restrictions imposed by the Committee covering a period of time specified by the Committee. The terms of such Awards need not be the same with respect to each Participant.

8.3.	Payment. Except as provided in Section 10 or as may be provided in an Award Agreement, Restricted Stock Unit Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Restricted Stock Unit Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.4.	Rights of Holders of Restricted Stock Units. A Participant who holds a Restricted Stock Unit Award shall only have those rights specifically provided for in the Award Agreement and subject to the terms of the Plan, including Section 11.5; provided, however, in no event shall the Participant have voting rights with respect to such Award.

9.	PERFORMANCE AWARDS
9.1.	Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee.

9.2.	Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee and not inconsistent with the Plan, including Section 11.5. The terms of Performance Awards need not be the same with respect to each Participant.

9.3.	Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4.	Payment. Except as provided in Section 10 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CHANGE IN CONTROL PROVISIONS
10.1.	Impact on Certain Awards. The Committee, in its discretion, may determine that in the event of a Change in Control of the Company (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is less than the Option per Share option price or Stock Appreciation Right per Share grant price and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control, or otherwise) as provided in the Award Agreement, and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.

10.2.	Assumption or Substitution of Certain Awards.

(a)	Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award or

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Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within the time period following such Change in Control set forth in the Award Agreement (or prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for the period of time set forth in the Award Agreement, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Restricted Stock Unit Awards or any other Awards shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section, an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(b)	Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company, to the extent that the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award or Restricted Stock Unit Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and conditions on Restricted Stock not assumed or substituted for (or continued) shall lapse and the Restricted Stock shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions limitations and conditions applicable to any Restricted Stock Unit Awards or any other Awards not assumed or substituted for (or continued) shall lapse, and such Restricted Stock Unit Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.
(c)	The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess (if any) of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. The Committee shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Fair Market Value of one Share immediately prior to the occurrence of such Change in Control multiplied by the number of vested Shares under such Awards.

10.3.	Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a)	During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

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(b)	Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Affiliate, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;
(c)	The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);
(d)	The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or
(e)	The consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

11.	GENERALLY APPLICABLE PROVISIONS
11.1.	Amendment and Termination of the Plan. The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Subject to Section 11.2, the Board may not without the approval of the Company’s shareholders take any action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Stock Market (or such other principal U.S. national securities exchange on which the Shares are traded), including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the cancellation of an Option or Stock Appreciation Right when the exercise price or grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with a Change in Control or Substitute Awards). In addition, no amendments to, or termination of, the Plan shall in any way impair the rights of a Participant under any Award previously granted without such Participant’s consent.

11.2.	Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other

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substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the limits in Section 3.1, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number.

11.3.	Transferability of Awards. Except as provided below, no Award and no Shares subject to Awards that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to a “family member” as such term is defined in the General Instructions to Form S-8 (whether by gift or a domestic relations order); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section 11.3. In no event may any Award be transferred for consideration to a third-party financial institution.

11.4.	Termination of Employment or Service. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Affiliate (including as a Director or a Consultant), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. A Participant’s employment or services will not be deemed terminated merely because of a change in the capacity in which the Participant provides services for the Company or an Affiliate as a Consultant, Director or Employee, or because of a change from providing services to the Company to an Affiliate or vice versa or from one Affiliate to another, provided that there is no interruption or termination of the Participant’s service between such changes.

11.5.	Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred in accordance with the requirements of Section 409A of the Code. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including any deferred Award) other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that such amounts and Dividend Equivalents (if any) shall be deemed to have been credited or accumulated and reinvested in additional Shares or otherwise reinvested. Notwithstanding the foregoing, Dividend Equivalents shall at all times be subject to restrictions and risk of forfeiture to the same extent as the underlying Award and shall not be paid unless and until the underlying Award vests.

12.	MISCELLANEOUS
12.1.	Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Affiliate shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award, subject to

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the discretion of the Committee. The Committee may also require (i) Awards to be subject to mandatory share withholding up to the required withholding amount or (ii) the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of shares includible in income of the grantees.

12.2.	Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Affiliate or affect any right that the Company or any Affiliate may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

12.3.	Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions.

12.4.	Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

12.5.	Cancellation of Award; Forfeiture of Gain.

(a)	Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be canceled if the Participant, without the consent of the Company, while employed by, or providing services to, the Company or any Affiliate or after termination of such employment or services, establishes a relationship with a competitor of the Company or any Affiliate or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that, if within the time period specified in the Award Agreement, the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company. For purposes of this section, the term “competitor” shall mean any business of the same nature as, or in competition with, the business in which the Company or an Affiliate is now engaged, or in which Company or Affiliate becomes engaged during the term of a Participant’s employment, consultancy or service on the Board, or which is involved in science or technology, which is similar to the Company’s or an Affiliate’s science or technology; provided, however, that a Participant shall not be deemed to have established a relationship or engaged in a competitive activity due to the ownership of 2% or less of the shares of a public company that would otherwise be a competitor so long as the Participant does not actively participate in the management of such company.
(b)	In the event the Participant ceases to be employed by, or provide services to, the Company or an Affiliate on account of a termination for Cause (as defined below), any Award held by the Participant shall terminate as of the date the Participant ceases to be employed by, or provide services to, the Company or the Affiliate unless the Committee notifies the Participant that his or her Award(s) will not terminate. In addition, notwithstanding any other provisions of this Section 12.5, if, after an Award is made, or an Option or a Stock Appreciation Right is exercised, after the act or omission of the Participant that defines the termination as a termination for Cause, but before the Company determines that termination is for Cause, such Award, or exercise, as the case may be, will be void ab initio and reversed by the parties. In the event a Participant’s employment or services is terminated for Cause, in addition to the immediate termination of all Awards, the Participant shall automatically forfeit all Shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the option price paid by the Participant for such Shares. Notwithstanding the foregoing, this provision is not intended to, and shall be interpreted in a manner that does not, limit or restrict the Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).
(c)	For purposes of this Section 12.5, “Cause” shall mean, unless otherwise provided in an Award Agreement or another agreement between the Participant and the Company or an Affiliate or a plan maintained by the Company or an Affiliate in which the Participant participates, a determination by the Committee that the Participant has (i) materially

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breached his or her employment or service contract with the Company, (ii) been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, which will materially harm the interests of the Company or the Affiliate (iii) disclosed trade secrets or confidential information of the Company to persons not entitled to receive such information, (iv) breached any written noncompetition or nonsolicitation agreement between the Participant and the Company or an Affiliate in a manner which the Committee determines will cause material harm to the interests of the Company or an Affiliate, or (v) engaged in such other behavior materially detrimental to the interests of the Company, in each case as the Committee determines.
(d)	Further, this provision also applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the Exchange Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

12.6.	Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

12.7.	Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Affiliate, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Affiliate except as may be determined by the Committee or by the Board or board of directors of the applicable Affiliate.

12.8.	Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.9.	Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of a change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

12.10.	Construction. As used in the Plan, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

12.11.	Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

12.12.	Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Michigan, without reference to principles of conflict of laws, and construed accordingly.

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12.13.	Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the shareholders of the Company (the “Effective Date”). Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan, and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is most recently approved by the Board. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.

12.14.	Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees, Directors or Consultants employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees, Directors or Consultants on assignments outside their home country.

12.15.	Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to be exempt from or comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

Should any payments made in accordance with the Plan to a specified employee, as defined by Section 409A of the Code, be determined to be payments from a nonqualified deferred compensation plan, as defined by Section 409A of the Code, and are payable in connection with a Participant’s Separation from Service (as defined below), that are not exempt from Section 409A of the Code as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Participant’s date of Separation from Service, will be paid in a lump sum on the earlier of the date that is six (6) months after the Participant’s date of Separation from Service or the date of the Participant’s death, to the extent necessary in order to avoid the imposition of taxes under Section 409A of the Code. For purposes of the Plan, a “Separation from Service” means an anticipated permanent reduction in a Participant’s level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed by a Participant over the immediately preceding thirty-six (36) month period. For purposes of Section 409A of the Code, the payments to be made to a Participant in accordance with this Plan shall be treated as a right to a series of separate payments.

12.16.	Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.17.	Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

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64 Sidney Street
Cambridge, MA 02139

www.vcel.com

VERICEL CORPORATION ATTN: SEAN C. FLYNN 64 SIDNEY STREET CAMBRIDGE, MA 02139

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on April 26, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE DURING VIRTUAL MEETING

Go to www.virtualshareholdermeeting.com/VCEL2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. The meeting will begin promptly at 9:00 a.m. Eastern Time on April 27, 2022.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on April 26, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D71791-P69571	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

VERICEL CORPORATION	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors
Nominees:

01)	Robert L. Zerbe	05)	Kevin F. McLaughlin
02)	Alan L. Rubino	06)	Paul K. Wotton
03)	Heidi Hagen	07)	Dominick C. Colangelo
04)	Steven C. Gilman	08)	Lisa Wright

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of Vericel Corporation’s named executive officers.	☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as Vericel Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

4.	To approve the adoption of Vericel Corporation’s 2022 Omnibus Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon any other matters that are properly brought by or at the direction of the Board of Directors before the Annual Meeting and at any adjournments or postponements thereof. Even if you are planning to attend the meeting virtually, you are urged to sign and mail this Proxy in the return envelope so that the stock may be represented at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The 2022 Notice of Virtual Annual Meeting of Shareholders and Proxy Statement and Form 10-K are available at www.proxyvote.com

D71792-P69571

VERICEL CORPORATION

Annual Meeting of Shareholders

April 27, 2022 9:00 a.m. ET

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dominick C. Colangelo and Joseph Mara, and hereby authorizes each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock of Vericel Corporation (the “Company”), which undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held via live audio webcast at www.virtualshareholdermeeting.com/VCEL2022, on Wednesday, April 27, 2022 at 9:00 a.m. Eastern Time, and at any adjournment thereof (i) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement, receipt of which is hereby acknowledged, and (ii) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified. If no specification is made, such shares shall be voted “FOR” proposals 1, 2, 3 and 4. If you abstain from voting on proposals 1, 2, 3 and 4 it will have no effect on the voting of the proposals.

Continued and to be signed on reverse side